Exhibit 2.1

DISTRIBUTION AGREEMENT

by and among

EXELIS INC.

and

VECTRUS, INC.

Dated as of [—], 2014

i

List of Schedules

Schedule 1.1(20)	Continuing Arrangements
Schedule 1.1(34)	Exelis Disclosure Sections
Schedule 1.1(37)(i)	Exelis Retained Divisions
Schedule 1.1(37)(iii)	Exelis Business Entities and Investments
Schedule 1.1(37)(iv)	Exelis Owned Real Property
Schedule 1.1(37)(v)	Exelis Leased Property
Schedule 1.1(37)(xi)	Exelis and Vectrus Information Exceptions
Schedule 1.1(37)(xv)	Specified Exelis Assets
Schedule 1.1(38)	Certain Exelis Retained Businesses
Schedule 1.1(40)(iv)	Specified Exelis Retained Liabilities
Schedule 1.1(40)(vii)	Certain Exelis Environmental Liabilities
Schedule 1.1(40)(viii)	Sold, Transferred or Discontinued Exelis Operations
Schedule 1.1(40)(xii)	Exelis Retained Litigation and Disputes
Schedule 1.1(40)(xiii)	Certain Workers Compensation Claims
Schedule 1.1(61)	License Agreements
Schedule 1.1(69)	Shared Contingent Assets
Schedule 1.1(70)	Shared Contingent Liabilities
Schedule 1.1(71)	Specified Shared Expenses
Schedule 1.1(83)(ii)	Vectrus Programs
Schedule 1.1(83)(iii)	Certain Specified Vectrus Assets
Schedule 1.1(83)(iv)	Vectrus Business Entities and Investments
Schedule 1.1(83)(v)	Vectrus Owned Real Property
Schedule 1.1(83)(vi)	Vectrus Leased Property
Schedule 1.1(83)(x)	Certain Vectrus Registered Intellectual Property
Schedule 1.1(85)(iii)	Pending Bids
Schedule 1.1(88)(iv)	Specified Vectrus Liabilities
Schedule 1.1(88)(vii)	Certain Vectrus Environmental Liabilities
Schedule 1.1(88)(viii)	Sold, Transferred or Discontinued Vectrus Operations
Schedule 1.1(88)(xii)	Vectrus Litigation and Disputes
Schedule 2.2(a)	Transfers to Occur Post Distribution
Schedule 2.3(a)	Shared Contracts
Schedule 2.10(a)	Vectrus Liabilities where Exelis is to Remain as Guarantor
Schedule 2.10(a)(i)	Certain Vectrus Guarantees and Letters of Credit
Schedule 2.10(a)(ii)	Certain Exelis Guarantees and Letters of Credit
Schedule 5.1	No Solicit; No Hire
Schedule 8.1(b)	Document Retention Policies
Schedule 8.2(c)	2014 Draft Report Date
Schedule 10.1	Company Insurance Policies
Schedule 10.6	Tail Coverage
Schedule 10.9	Excluded Policies
Schedule 10.11	Cancellation Premium Credits and Profit Sharing Payments
Schedule 10.12	Mission Systems Defense Base Act Policy
Schedule 11.5	Separation Expenses

List of Exhibits

Exhibit A	Employee Matters Agreement
Exhibit B	Tax Matters Agreement
Exhibit C	Transition Services Agreement

Index of Other Defined Terms

Defined Term	Section

Agreement Disputes	Section 9.1
Annual Reports	Section 8.2(c)
Audited Party	Section 8.2(b)
Board	Recitals
Code Competition	Recitals Section 5.1(b)(i)
Controlled Affiliates	Section 5.1(b)(ii)
CPR	Section 9.2
Dispute Notice	Section 9.1
Distribution	Recitals
Exelis	Preamble
Exelis Common Stock	Recitals
Exelis Discontinued Operation	Section 1.1(40)(viii)
Exelis Retained Divisions	Section 1.1(37)(i)
Exelis Retained Entities	Section 1.1(37)(iii)
Exelis Retained Leases	Section 1.1(37)(v)
Final Judgment	Section 5.9(a)
Guaranty Release	Section 2.10(b)
Indemnifying Party	Section 7.5(a)
Indemnitee	Section 7.5(a)
Indemnity Payment	Section 7.8(a)
Internal Control Audit and Management Assessments	Section 8.2(a)
Iron Mountain	Section 8.1(a)
Liable Party	Section 2.9(b)
Managing Party	Section 6.2(a)
Mediation Period Non-Compete End Date	Section 9.2 Section 5.1(b)(ii)
Other Party’s Auditors	Section 8.2(b)
Other Party	Section 2.9(a)
Party	Preamble
Post Closing Vectrus Contracts	Section 2.11
Post Closing Vectrus Contracts Transfer Time	Section 2.11
Privilege	Section 8.6(a)
Privileged Information	Section 8.6(a)
Rules	Section 9.3
Separation Expenses	Section 11.5
Shared Contract	Section 2.3(a)
Specified Ancillary Agreements	Section 1.1(3)
Specified Exelis Retained Liabilities	Section 1.1(39)(iv)
Specified Vectrus Liabilities	Section 1.1(31)(iv)
Third Party Claim	Section 7.5(b)
Third Party Proceeds	Section 7.8(a)
Trademarks	Section 1.1(53)(ii)
Vectrus	Preamble
Vectrus Common Stock	Recitals
Vectrus Discontinued Operation	Section 1.1(88)(viii)
Vectrus Programs	Section 1.1(83)(ii)
Vectrus Entities	Section 1.1(83)(iv)
Vectrus Leases	Section 1.1(83)(vi)

v

DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT (this “Agreement”), dated as of [—], 2014, by and among Exelis Inc., an Indiana corporation (“Exelis”) and Vectrus, Inc., an Indiana corporation (“Vectrus”). Each of Exelis and Vectrus is sometimes referred to herein as a “Party” and collectively, as the “Parties”. Capitalized terms used and not defined herein shall have the meaning set forth in Section 1.1.

W I T N E S S E T H:

WHEREAS, Exelis, acting through its direct and indirect Subsidiaries, currently conducts a number of businesses, including the Exelis Retained Business and the Vectrus Business (each as defined herein);

WHEREAS, the Board of Directors of Exelis (the “Board”) has determined that it is appropriate, desirable and in the best interests of Exelis, its shareholders and its other constituents, to separate Exelis into two separate, publicly traded companies, one for each of (i) the Exelis Retained Business, which shall be owned and conducted, directly or indirectly, by Exelis and (ii) the Vectrus Business, which shall be owned and conducted, directly or indirectly, by Vectrus;

WHEREAS, in order to effect such separation, the Board has determined that it is appropriate, desirable and in the best interests of Exelis, its shareholders and other constituents (i) to undertake the Plan of Separation and (ii) for Exelis to distribute on the Distribution Date to holders of record of shares of its common stock, par value $.01 per share (the “Exelis Common Stock”), as of the Distribution Record Date, on a pro rata basis (in each case without consideration being paid by such shareholders) all of the outstanding shares of common stock, par value $.01 per share, of Vectrus (the “Vectrus Common Stock”) owned by Exelis on the basis of one (1) share of Vectrus Common Stock for each [—] ([—]) outstanding shares of Exelis Common Stock (the “Distribution”);

WHEREAS, each of Exelis and Vectrus has determined that it is necessary and desirable, on or prior to the Effective Time (as defined herein), (i) to allocate and transfer to the applicable Party or its Subsidiaries those Assets, and to allocate and assign to the applicable Party or its Subsidiaries responsibility for those Liabilities, in respect of the activities of the applicable Businesses of such entities and (ii) to allocate, transfer and assign, as applicable, those Assets and Liabilities in respect of other current and former businesses and activities of Exelis and its current and former Subsidiaries;

WHEREAS, it is the intention of the Parties that each of the contributions of Assets to, and the assumption of Liabilities by, Vectrus together with the corresponding distribution of all of the Vectrus Common Stock, qualifies as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and that this Agreement is, and is hereby adopted as, a “plan of reorganization” under Section 368 of the Code;

WHEREAS, each of Exelis and Vectrus has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect the Plan of Separation and the Distribution and to set forth other agreements that will govern certain other matters following the Effective Time.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1. General. As used in this Agreement, the following terms shall have the following meanings:

(1) “Action” shall mean any demand, action, claim, suit, countersuit, arbitration, inquiry, subpoena, case, litigation, proceeding or investigation (whether civil, criminal, administrative or investigative) by or before any court or grand jury, any Governmental Entity or any arbitration or mediation tribunal.

(2) “Affiliate” shall mean, when used with respect to a specified Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such specified Person. For the purposes of this definition, “control”, when used with respect to any specified Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other interests, by Contract or otherwise. It is expressly agreed that no Party or member of any Group shall be deemed to be an Affiliate of another Party or member of such other Party’s Group by reason of having one or more directors in common or by reason of having been under common control of Exelis or Exelis’ shareholders prior to or, in case of Exelis’ shareholders, after, the Effective Time.

(3) “Ancillary Agreements” shall mean all of the written Contracts, instruments, assignments, licenses, guarantees, indemnities or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including the Conveyancing and Assumption Instruments, the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the License Agreements, and the IP Assignments (the Transition Services Agreement, the Employee Matters Agreement, the Tax Matters Agreement, the License Agreements, and the IP Assignments, collectively, the “Specified Ancillary Agreements”).

(4) “Applicable Exelis Percentage” shall mean eighty-two percent (82%).

(5) “Applicable Vectrus Percentage” shall mean eighteen percent (18%).

(6) “Applicable Percentage” shall mean (i) as to Exelis, the Applicable Exelis Percentage and (ii) as to Vectrus, the Applicable Vectrus Percentage.

(7) “Asset Transferors” shall mean the entities transferring Assets to a Vectrus Asset Transferee or an Exelis Asset Transferee in order to consummate the transactions contemplated hereby or by the Plan of Separation.

(8) “Assets” shall mean assets, properties, claims, Intellectual Property and other rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), of every kind, character and description, whether real, personal or mixed, tangible, intangible or contingent. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Assets.

(9) “Assume” shall have the meaning set forth in Section 2.2(c); and the terms “Assumed” and “Assumption” shall have their correlative meanings.

(10) “Balance Sheet” shall mean the pro forma balance sheet of the Vectrus Group, including the notes thereto, as of June 30, 2014, included in the Form 10.

(11) “Business” shall mean the Exelis Retained Business or the Vectrus Business, as applicable.

(12) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by Law to be closed in The City of New York.

(13) “Business Entity” shall mean any corporation, partnership, limited liability company, joint venture or other entity which may legally hold title to Assets.

(14) “Change in Control” shall mean, with respect to either of Exelis or Vectrus, the occurrence of any one of the following after the Effective Time: (i) the direct or indirect Transfer (other than by way of merger, amalgamation, arrangement or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Exelis or Vectrus, as applicable, and those of such Party’s Subsidiaries, taken as a whole, to one or more Persons, other than to such Party or one of such Party’s Subsidiaries; (ii) the first day on which a majority of the members of the board of directors of Exelis or Vectrus, as applicable, is not composed of Continuing Directors; (iii) the consummation of any transaction including any merger, amalgamation, arrangement or consolidation the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of Exelis or Vectrus, as applicable; (iv) any of Exelis or Vectrus, as applicable, consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, any of Exelis or Vectrus, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of Exelis or Vectrus, as applicable, or of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of such Party’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or (v) the adoption of a plan relating to the liquidation or dissolution (other than a liquidation into a newly formed holding company) of Exelis or Vectrus, as applicable. Notwithstanding the foregoing, a transaction described in clause (iii) above will not be deemed to involve a Change in Control if (a) Exelis or Vectrus, as applicable, becomes a direct or indirect wholly-owned subsidiary of a holding company (which shall include a parent company) and (b)(A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as, and hold in substantially the same proportions as, the holders of such Party’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no Person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly of more than 50% of the then outstanding Voting Stock, measured by voting power, of such holding company. Following any such transaction, references in this definition to Exelis or Vectrus, as applicable, shall be deemed to refer to such holding company. For the purposes of this definition, “person” and “beneficial owner” have the meanings used in Section 13(d) of the Securities Exchange Act of 1934.

(15) “Claims Administration” shall mean the processing of claims made under the Company Policies, including the reporting of losses or claims to insurance carriers (including as a result of reports provided to Exelis by Vectrus), management and defense of claims, the settlement of claims and providing for appropriate releases upon settlement of claims.

(16) “Commission” shall mean the United States Securities and Exchange Commission.

(17) “Company Policies” shall mean all Policies, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of Exelis or any of its predecessors which relate to the Exelis Retained Business or the Vectrus Business, or current or past directors, officers, employees or agents of either of the foregoing Businesses, including the Policies identified on Schedule 10.1 hereto and any “tail” Policies that become effective at the Effective Time.

(18) “Confidential Information” shall mean all non-public, confidential or proprietary Information concerning a Party and/or its Subsidiaries or their past, current or future activities, businesses, finances, assets, liabilities or operations, including any such Information that was acquired by a Party after the Effective Time pursuant to Section 2.6(e), Article VIII or otherwise in accordance with this Agreement, or that was provided to a Party by a third party in confidence, except for any Information that is (i) in the public domain or known to the industry through no fault of the receiving Party or its Subsidiaries, (ii) lawfully acquired after the Effective Time by such Party or its Subsidiaries from other sources not known to be subject to confidentiality obligations with respect to such Information or (iii) independently developed by the receiving Party after the Effective Time without reference to any Confidential Information.

(19) “Consents” shall mean any consents, waivers or approvals from, or notification requirements to, any Person other than a Governmental Entity.

(20) “Continuing Arrangements” shall mean those arrangements set forth on Schedule 1.1(20) and such other commercial arrangements among the Parties that are intended to survive and continue following the Effective Time as expressly set forth in the Transition Services Agreement; provided, however, that for the avoidance of doubt, Continuing Arrangements shall not apply to Third Party Agreements.

(21) “Continuing Directors” shall mean, as of any date of determination, any member of the board of directors of Exelis or Vectrus, as applicable, who (i) was a member of such Party’s board of directors at the Effective Time; or (ii) was nominated for election, elected or appointed to such Party’s board of directors with the approval of a majority of the Continuing Directors who were members of such Party’s board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval by such directors of the proxy statement of such Party in which such member was named as a nominee for election as a director).

(22) “Contract” shall mean any agreement, contract, subcontract, obligation, binding understanding, note, indenture, instrument, option, lease, promise, arrangement, release, warranty, license, sublicense, insurance policy, benefit plan, purchase order or legally binding commitment or undertaking of any nature (whether written or oral and whether express or implied).

(23) “Conveyancing and Assumption Instruments” shall mean, collectively, the various Contracts, resolutions and other documents heretofore entered into and to be entered into to effect the Transfer of Assets and the Assumption of Liabilities in the manner contemplated by this Agreement and the Plan of Separation, or otherwise relating to, arising out of or resulting from the transactions contemplated by this Agreement, in such form or forms as the Parties agree.

(24) “DHS” means the U.S. Department of Homeland Security.

(25) “Disclosure Documents” shall mean any registration statement (including any registration statement on Form 10) or other document filed with the Commission by or on behalf of a Party or any of its controlled Affiliates, and also includes any information statement, prospectus, offering memorandum, offering circular or similar disclosure document, whether or not filed with the Commission or any other Governmental Entity, which offers for sale or registers the Transfer or distribution of any security of such Party or any of its controlled Affiliates.

(26) “Distribution Agent” shall mean Computershare Shareholder Services.

(27) “Distribution Date” shall mean the date on which Exelis distributes all of the issued and outstanding shares of Vectrus Common Stock to the holders of Exelis Common Stock.

(28) “Distribution Record Date” shall mean such date as may be determined by Exelis’ Board as the record date for the Distribution.

(29) “Effective Time” shall mean 12:01 a.m., New York time, on the Distribution Date.

(30) “Employee Matters Agreement” shall mean the Employee Matters Agreement by and among Exelis and Vectrus, in the form attached hereto as Exhibit A.

(31) “Environmental Laws” shall mean all Laws relating to pollution, protection of the environment, or protection against harmful or deleterious substances.

(32) “Excluded Policies” shall mean the Policies listed on Schedule 10.9.

(33) “Exelis Asset Transferees” shall mean the Exelis Retained Entities to which Exelis Retained Assets shall be or have been transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Separation.

(34) “Exelis Disclosure Sections” shall mean all information set forth in, or omitted from, the sections of the Form 10, identified on Schedule 1.1(34).

(35) “Exelis Group” shall mean Exelis and each Person that is a direct or indirect Subsidiary of Exelis immediately after the Effective Time, and each Business Entity that becomes a Subsidiary of Exelis after the Effective Time, and shall include the Exelis Retained Entities.

(36) “Exelis Indemnitees” shall mean each member of the Exelis Group and each of their respective Affiliates from and after the Effective Time and each member of the Exelis Group’s and such Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(37) “Exelis Retained Assets” shall mean any and all Assets that are owned, leased or licensed, at or prior to the Effective Time, by Exelis, any of its Subsidiaries and/or any of its Affiliates, that are not Vectrus Assets, including:

(i) all Assets of the divisions of Exelis that are set forth on Schedule 1.1(37)(i) and any other division of Exelis that does not include Vectrus Assets (such divisions, the “Exelis Retained Divisions”);

(ii) any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to remain with Exelis or any other member of the Exelis Group;

(iii) the ownership interests in those Business Entities that are set forth on Schedule 1.1(37)(iii) (such entities, the “Exelis Retained Entities”), other than Exelis;

(iv) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(37)(iv), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(v) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(37)(v) (the “Exelis Retained Leases”), including, to the extent provided for in any Exelis Retained Lease, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vi) to the extent not provided in clauses (iv) and (v) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property located at a physical site of which the ownership or leasehold interest is not being Transferred to or is not owned by a member of the Vectrus Group, except as otherwise expressly provided in this Agreement or in the Transition Services Agreement;

(vii) all inventories, including products, goods, materials, parts, raw materials, work in process and supplies;

(viii) all Exelis Retained Contracts and any rights or claims arising thereunder;

(ix) all Intellectual Property of Exelis, any of its Subsidiaries and/or any of its Affiliates, that is not part of the Vectrus Assets pursuant to Section 1.1(83)(x), subject, as applicable, to any License Agreement;

(x) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity;

(xi) all Information (the “Exelis Information”), subject to Schedule 1.1(37)(xi); provided, however, that to the extent any Information used in the Exelis Retained Business is (A) commingled with information used in the Vectrus Business, the original version of such Information shall be retained by Exelis in accordance with Schedule 8.1(b) hereto, all Parties shall have equal rights to use such information and Vectrus shall have the right to access such Information and make reasonable copy thereof, which copy shall be included in the Vectrus Assets or (B) stored in facilities owned or leased by the Vectrus Group or stored in third party storage facilities pursuant to storage arrangements with the Vectrus Group, the original version of such Information shall remain in such storage facilities and be retained in accordance with Schedule 8.1(b), Exelis shall have the right to access such Information and make reasonable copy thereof and any such copy shall be included in the Exelis Retained Assets; provided, further, with respect to clause (B) of this Section 1.1(37)(xi), that to the extent such copy shall not have been made prior to the Effective Time, subject to the reimbursement of the actual out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by the Party retaining the original version of such Information in providing access to such Information and to the provisions of this Agreement, Exelis shall have the right to access such Information and make such copy at any time following the Effective Time and such copy shall be included in the Exelis Retained Assets;

(xii) all deposits, prepaid expenses, letters of credit and performance and surety bonds;

(xiii) all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the Exelis Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the Exelis Group and all other investments in securities of any Person held by any member of the Exelis Group;

(xiv) ownership of the Company Policies and, subject to Article X, any rights of any member of the Exelis Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies or “tail” policies and all rights in the nature of insurance, indemnification or contribution;

(xv) notwithstanding anything herein to the contrary, the Assets set forth on Schedule 1.1(37)(xv); and

(xvi) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that Exelis and/or any of its Subsidiaries may have with respect to any Exelis Retained Assets and Exelis Retained Liabilities.

Notwithstanding the foregoing, the Exelis Retained Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Vectrus Group, including any Assets specified in clauses (i) through (xvi) of the definition of Vectrus Assets.

(38) “Exelis Retained Business” shall mean the businesses (i) of the Exelis Retained Entities and the Exelis Retained Divisions, (ii) of any other division, program, Subsidiary, Affiliate, line of business or investment managed or operated by Exelis or any of its Subsidiaries prior to the Effective Time, except to the extent all or part of such other division, program, Subsidiary, Affiliate, line of business or investment is included in the definitions of Vectrus Business (iii) of those business entities acquired or established by or for Exelis or any of the Subsidiaries thereof after the Effective Time and (iv) set forth on Schedule 1.1(38).

(39) “Exelis Retained Contracts” shall mean any Contracts to which Exelis or any of its Subsidiaries (other than members of the Vectrus Group) is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof (other than those set forth on Schedule 1.1(85)(iii)) or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof that is a Vectrus Contract, including:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Exelis Group;

(ii) any Contract that relates primarily to the Exelis Retained Business, including any contract providing for the acquisition or disposition of an Exelis Retained Entity or any Exelis Retained Assets;

(iii) any Contract that represents or underlies any Exelis Retained Assets or Exelis Retained Liabilities;

(iv) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Exelis Group; and

(v) any guarantee, indemnity, representation or warranty of or in favor of any member of the Exelis Group.

(40) “Exelis Retained Liabilities” shall mean any and all Liabilities of the Exelis Group that are not Vectrus Liabilities, including:

(i) any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the Exelis Retained Business, as conducted at any time prior to, at or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Exelis Group); (b) the operation or conduct of any business conducted by any member of the Exelis Group at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Exelis Group); or (c) any Exelis Retained Assets, whether arising prior to, on or after the Effective Time;

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the Exelis Retained Contracts;

(iii) the Applicable Exelis Percentage of any Shared Contingent Liability;

(iv) notwithstanding anything herein to the contrary, the liabilities set forth on Schedule 1.1(40)(iv) (the “Specified Exelis Retained Liabilities”);

(v) any Liabilities assumed or retained by the Exelis Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the Exelis Retained Business of the Intellectual Property of any other Person or breach by the Exelis Retained Business of any Contract relating to Intellectual Property;

(vii) the Liabilities set forth on Schedule 1.1(40)(vii) and all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the Exelis Group, any Exelis Discontinued Operation or the conduct of the Exelis Retained Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the Exelis Group, any Exelis Discontinued Operation or in the conduct of the Exelis Retained Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Exelis Retained Assets or any Exelis Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is a Vectrus Asset pursuant to this Agreement, shall not be Exelis Retained Liabilities but shall instead be Vectrus Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, program, Subsidiary, line of business or investment managed or operated by Exelis or any of its Subsidiaries at any time prior to the Effective Time and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, programs, Subsidiaries, lines of business or investments set forth on Schedule 1.1(40)(viii), unless such division, program, Subsidiary, line of business or investment is included in Schedule 1.1(88)(viii) (each such division, program, Subsidiary, line of business or investment, an “Exelis Discontinued Operation”);

(ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Exelis Retained Business by any Business Entity that is an Vectrus Entity under this Agreement but has conducted the Exelis Retained Business at any time prior to the Effective Time;

(x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Exelis Disclosure Sections;

(xi) Specified Shared Expenses to the extent provided in Section 5.3;

(xii) for the avoidance of doubt, and without limiting any other matters that may constitute Exelis Retained Liabilities, any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(40)(xii); and

(xiii) subject to Schedule 1.1(40)(xiii), any Liabilities relating primarily to, arising primarily out of or resulting primarily from, a workers compensation claim brought by or on behalf of an employee employed at any time in the Exelis Retained Business or any Exelis Discontinued Operation, except in the case where such employee was employed in the Vectrus Business or any Vectrus Discontinued Operation subsequent to such employee’s final employment in the Exelis Retained Business or Exelis Discontinued Operations, in which case the Liability shall be retained by Vectrus.

Notwithstanding the foregoing, the Exelis Retained Liabilities shall not include any Liabilities that are (A) expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Vectrus Group, including any Liabilities specified in clauses (i) through (xiii) of the definition of Vectrus Liabilities or (B) expressly discharged pursuant to Section 2.4 of this Agreement.

For the avoidance of doubt, no Liability shall be an Exelis Retained Liability solely as a result of Exelis being named as party to or in any Action relating to any Vectrus Liability due to Exelis’ status as the remaining and legacy Business Entity, or as a result of its status as the former direct or indirect stockholder of any Vectrus Entity.

(41) “Final Determination” shall have the meaning set forth in the Tax Matters Agreement.

(42) “Financing Arrangements” shall mean the credit agreement entered into by Vectrus and Exelis Systems Corporation on [—], 2014 providing for [—].

(43) “Force Majeure” shall mean, with respect to a Party, an event beyond the control of such Party (or any Person acting on its behalf), which by its nature could not have been foreseen by such Party (or such Person), or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, riots, labor unrest, pandemics, nuclear incidents, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, acts of war (declared or undeclared) or armed hostilities or other national or international calamity or one or more acts of terrorism or failure of energy sources or distribution facilities.

(44) “Form 10” shall mean the registration statement on Form 10 (Registration No. 001-36341) filed by Vectrus with the Commission under the Securities Exchange Act of 1934, as amended, in connection with the Distribution, including any amendment or supplement thereto.

(45) “Governmental Approvals” shall mean any notices or reports to be submitted to, or other registrations or filings to be made with, or any consents, approvals, licenses, permits or authorizations to be obtained from, any Governmental Entity.

(46) “Governmental Entity” shall mean any nation or government, any state, municipality or other political subdivision thereof and any entity, body, agency, commission, department, board, bureau or court, whether domestic, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any executive official thereof.

(47) “Group” shall mean (i) with respect to Exelis, the Exelis Group and (ii) with respect to Vectrus, the Vectrus Group.

(48) “Indebtedness” shall mean, with respect to any Person, (i) the principal value, prepayment and redemption premiums and penalties (if any), unpaid fees and other monetary obligations in respect of any indebtedness for borrowed money, whether short term or long term, including all obligations evidenced by bonds, debentures, notes, other debt securities or similar instruments, (ii) any indebtedness arising under any capital leases (excluding, for the avoidance of doubt, any real estate leases), whether short term or long term, (iii) all liabilities secured by any lien on any assets of such Person, (iv) all liabilities under any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement or other similar agreement designed to protect such Person against fluctuations in interest rates, (v) all interest bearing indebtedness for the deferred purchase price of property or services, (vi) all liabilities under any letters of credit, performance bonds, bankers acceptances or similar obligations, (vii) all interest, fees and other expenses owed with respect to indebtedness described in the foregoing clauses (i) through (vi), and (viii) without duplication, all guarantees of indebtedness referred to in the foregoing clauses (i) through (vii).

(49) “Indemnifiable Loss” and “Indemnifiable Losses” shall mean any and all damages, losses, deficiencies, Liabilities, obligations, penalties, judgments, settlements, claims, payments, fines, interest, costs and expenses (including the costs and expenses of any and all Actions and demands, assessments, judgments, settlements and compromises relating thereto and the reasonable costs and expenses of attorneys’, accountants’, consultants’ and other professionals’ fees and expenses incurred in the investigation or defense thereof or the enforcement of rights hereunder), excluding special, consequential, reputational, indirect or punitive damages (other than special, consequential, indirect, reputational and/or punitive damages awarded by a court of competent jurisdiction in connection with a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim)) and/or Liabilities or requirements related to Taxes.

(50) “Information” shall mean information, content, and data in written, oral, electronic, computerized, digital or other tangible or intangible media, including (i) books and records, whether accounting, legal or otherwise, ledgers, studies, reports, surveys, designs, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts, marketing plans, customer names and information, communications, correspondence, materials, product literature, artwork, files, documents, policies, procedures and manuals, research and analyses of any nature, including operational, technical or legal and (ii) financial and business information, including earnings reports and forecasts, macro-economic reports and forecasts, all cost information, sales and pricing data, business plans, market evaluations, surveys and credit-related information.

(51) “Information Statement” shall mean the Information Statement attached as an exhibit to the Form 10 to be sent to the holders of shares of Exelis Common Stock in connection with the Distribution, including any amendment or supplement thereto.

(52) “Insurance Proceeds” shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable deductible or retention.

(53) “Insured Claims” shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Company Policies, whether or not subject to deductibles, co-insurance, uncollectability or retrospectively-rated premium adjustments, but only to the extent that such Liabilities are within applicable Company Policy limits, including aggregates.

(54) “Intellectual Property” shall mean all worldwide intellectual property, proprietary and industrial property rights of any kind, including all (i) patents, patent applications, inventions and invention disclosures and utility models, (ii) trademarks, service marks, corporate names, trade names, domain names, logos, slogans, designs, trade dress and other designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights and copyrightable subject matter, including software, code, algorithms, databases, compilations and documentation, (iv) technology, trade secrets, know-how, processes, formulae, models, methodologies, discoveries, ideas, concepts, techniques, designs, specifications, drawings, blueprints, diagrams, models and prototypes, (v) moral rights and rights of privacy and publicity, (vi) all registrations, applications, continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, renewals, extensions and foreign counterparts thereof and (vii) all rights and remedies against infringement, misappropriation, or other violation of the foregoing prior to the Effective Time.

(55) “ITT” shall mean ITT Corporation, an Indiana corporation.

(56) “ITT Distribution Agreement” shall mean that certain Distribution Agreement, dated as of October 25, 2011, entered into between ITT, Exelis and Xylem Inc.

(57) “IP Assignments” shall mean the short-form assignment documents executed for the purpose of recording the transfer of registered Intellectual Property with the United States Patent and Trademark Office or any other applicable office in any applicable foreign jurisdiction.

(58) “Law” shall mean any U.S. or non-U.S. federal, national, supranational, state, provincial, local or similar statute, law, ordinance, regulation, rule, code, income tax treaty, order, requirement or rule of law (including common law) or other binding directives of any Governmental Entity.

(59) “Liabilities” shall mean any and all Indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, reserved or unreserved, or determined or determinable, including those arising under any Law, claim, demand, Action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Entity and those arising under any Contract or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto. Except as otherwise specifically set forth herein or in the Tax Matters Agreement, the rights and obligations of the Parties with respect to Taxes shall be governed by the Tax Matters Agreement and, therefore, Taxes shall not be treated as Liabilities.

(60) “LIBOR” shall mean an interest rate per annum equal to the applicable three-month London Interbank Offer Rate for deposits in United States dollars published in the Wall Street Journal.

(61) “License Agreements” shall mean the agreements set forth on Schedule 1.1(61).

(62) “Materials of Environmental Concern” shall mean: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, molds, and radioactivity; any substance classified or regulated as hazardous or toxic (or words of similar meaning); and any other substances regulated pursuant to or that could give rise to liability under any applicable Environmental Law.

(63) “NYSE” shall mean the New York Stock Exchange.

(64) “Person” shall mean any natural person, firm, individual, corporation, business trust, joint venture, association, company, limited liability company, partnership or other organization or entity, whether incorporated or unincorporated, or any Governmental Entity.

(65) “Plan of Separation” shall mean the transactions described in Annex I, as they may be amended or modified from time to time.

(66) “Policies” shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including primary, excess and umbrella policies, commercial general liability policies, directors’ and officer’s liability, fiduciary liability, automobile, aircraft, property, workers’ compensation, employee dishonesty insurance policies and bonds, and any “tail” policies relating to the foregoing, together with the rights, benefits and privileges thereunder.

(67) “Records” shall mean any Contracts, documents, books, records or files.

(68) “Security Interest” shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-entry, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever, excluding restrictions on transfer under securities Laws.

(69) “Shared Contingent Assets” shall mean any of the Assets set forth on Schedule 1.1(69).

(70) “Shared Contingent Liabilities” shall mean any of the Liabilities set forth on Schedule 1.1(70).

(71) “Specified Shared Expenses” shall mean any costs and expenses relating to the items or categories set forth on Schedule 1.1(71) and shall be shared in the manner specified in Section 5.3.

(72) “Subsidiary” shall mean with respect to any Person (i) a corporation, fifty percent (50%) or more of the voting or capital stock of which is, as of the time in question, directly or indirectly owned by such Person and (ii) any other Person in which such Person, directly or indirectly, owns fifty percent (50%) or more of the equity or economic interest thereof or has the power to elect or direct the election of fifty percent (50%) or more of the members of the governing body of such entity.

(73) “TARS Contract” means HSBP1013C00048 – DHS, U.S. Customs and Border Protection.

(74) “Tax” shall have the meaning set forth in the Tax Matters Agreement.

(75) “Tax Contest” shall have the meaning of the definition of “Proceeding” as set forth in the Tax Matters Agreement.

(76) “Tax Records” shall mean any Tax Returns or Records in respect of Taxes.

(77) “Tax Matters Agreement” shall mean the Tax Matters Agreement by and among Exelis and Vectrus, in the form attached hereto as Exhibit B.

(78) “Tax Return” shall have the meaning set forth in the Tax Matters Agreement.

(79) “Third Party Agreements” shall mean any of the following Contracts, arrangements, course of dealings or understandings:

(i) any agreements, arrangements, commitments or understandings to which any Person other than the Parties and their respective Groups is a party hereto (it being understood that to the extent that the rights and obligations of the Parties and the members of their respective Groups under any such Contracts constitute Vectrus Assets or Vectrus Liabilities or Exelis Retained Assets or Exelis Retained Liabilities, such Contracts shall be assigned or retained pursuant to Article II); and

(ii) any agreements, arrangements, commitments or understandings to which any non-wholly-owned Subsidiary of Exelis or Vectrus, as the case may be, is a Party.

(80) “Transfer” shall have the meaning set forth in Section 2.2(b)(i); and the term “Transferred” shall have its correlative meaning.

(81) “Transition Services Agreement” shall mean the Master Transition Services Agreement by and among Exelis and Vectrus, in the form attached hereto as Exhibit C.

(82) “Vectrus Asset Transferees” shall mean the Vectrus Entities to which Vectrus Assets shall be or have been transferred by an Asset Transferor in order to consummate the transactions contemplated hereby or by the Plan of Separation.

(83) “Vectrus Assets” shall mean those Assets that are owned, leased or licensed at or prior to the Effective Time, by Exelis, any of its Subsidiaries and/or any of its Affiliates, relating primarily to, used primarily in, or arising primarily from, the Vectrus Business, and shall include:

(i) any and all Assets reflected on the Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for any member of the Vectrus Group subsequent to the date of the Balance Sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on the Balance Sheet if prepared on a consistent basis, subject to any dispositions of any of such Assets subsequent to the date of the Balance Sheet;

(ii) all Assets of the programs set forth on Schedule 1.1(83)(ii) (such programs, the “Vectrus Programs”) relating primarily to, used primarily in, or arising primarily from, the Vectrus Business;

(iii) notwithstanding anything herein to the contrary, the Assets set forth on Schedule 1.1(83)(iii) and any and all other Assets that are expressly contemplated by this Agreement or any Ancillary Agreement as Assets which have been or are to be Transferred to Vectrus or any other member of the Vectrus Group;

(iv) the ownership interests in those Business Entities set forth on Schedule 1.1(83)(iv) (such entities, the “Vectrus Entities”), other than Vectrus;

(v) all rights, title and interest in and to the owned real property set forth on Schedule 1.1(83)(v), including all land and land improvements, structures, buildings and building improvements, other improvements, fixtures and appurtenances located thereon;

(vi) all right, title and interest in, to and under the leases or subleases of the real property set forth on Schedule 1.1(83)(vi) (the “Vectrus Leases”), including, to the extent provided for in the Vectrus Leases, any land and land improvements, structures, buildings and building improvements, other improvements and appurtenances located thereon;

(vii) to the extent not provided in clauses (v) and (vi) of this definition, all fixtures, machinery, equipment, apparatuses, computer hardware and other electronic data processing and communications equipment, tools, instruments, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, molds, tooling, dies, prototypes and models and other tangible personal property located at a physical site of which the ownership or leasehold interest remains with or is being Transferred to a member of the Vectrus Group, except as otherwise expressly provided in this Agreement or in the Transition Services Agreement;

(viii) all inventories, including products, goods, materials, parts, raw materials, work-in-process and supplies, relating primarily to, used primarily in, or arising primarily from, the Vectrus Business;

(ix) all Vectrus Contracts and any rights or claims arising thereunder;

(x) all Intellectual Property relating primarily to, used primarily in, or arising primarily from, the Vectrus Business, including the registrations and applications set forth on Schedule 1.1(83)(x), subject, as applicable, to any License Agreement;

(xi) all licenses, permits, approvals and authorizations which have been issued by any Governmental Entity and which relate primarily to, are used primarily in, or arise primarily from, the Vectrus Business;

(xii) all Information (including information used in creating the Form 10) relating primarily to, used primarily in, or arising primarily from, the Vectrus Business (the “Vectrus Information”), subject to Schedule 1.1(37)(xi)); provided, however, that to the extent any Information used in the Vectrus Business is (A) commingled with information used in the Exelis Retained Business or (B) recorded in the Exelis Group’s electronic systems, stored in facilities owned or leased by the Exelis Group or stored in third party storage facilities pursuant to storage arrangements to which the Exelis Group is party as of the Effective Time, then (1) the original version of such Information: in the event of clause (A) of this Section 1.1(83)(xii), shall be retained by Exelis in accordance with Schedule 8.1(b) hereto and all Parties shall have equal rights to use such information and in the event of clause (B) of this Section 1.1(83)(xii), shall remain in such electronic systems or storage facilities, as applicable, and be retained in accordance with Schedule 8.1(b), (2) Vectrus shall have the right to access such Information and make reasonable copy thereof and (3) any such copy shall be included in the Vectrus Assets; provided, further, with respect to clauses (A) and (B) of this Section 1.1(83)(xii), that to the extent such copy shall not have been made prior to the Effective Time, subject to the reimbursement of the actual out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by the Party retaining the original version of such Information in providing access to such Information and to the provisions of this Agreement, Vectrus shall have the right to access such Information and make such copy at any time following the Effective Time and such copy shall be included in the Vectrus Assets;

(xiii) all deposits, prepaid expenses, letters of credit and performance and surety bonds relating primarily to, used primarily in, or arising primarily from, the Vectrus Business;

(xiv) all bonds, notes, debentures or other debt securities issued by any Person and held by any member of the Vectrus Group, all loans, advances or other extensions of credit or capital contributions to any Person on the books of any member of the Vectrus Group and all other investments in securities of any Person held by any member of the Vectrus Group;

(xv) subject to Article X, any rights of any member of the Vectrus Group under any Policies, including any rights thereunder arising after the Effective Time in respect of any Policies that are occurrence policies or “tail” policies and all rights in the nature of insurance, indemnification or contribution; provided, that ownership of the Company Policies shall remain with the Exelis Group; and

(xvi) any claims, counterclaims, setoffs, rights of recoupment, equity rights or defenses, whether known or unknown, that Exelis and/or any of its Subsidiaries may have with respect to any Vectrus Assets or Vectrus Liabilities.

Notwithstanding the foregoing, the Vectrus Assets shall not include any Assets that are expressly contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be retained by or Transferred to any member of the Exelis Group, including any Assets specified in clauses (i) through (xvi) of the definition of Exelis Retained Assets.

(84) “Vectrus Business” shall mean the businesses conducted through the Mission Systems division or value center (or any predecessor thereof) of Exelis at any time prior to the Effective Time, including, for the avoidance of doubt, the businesses of (i) the Vectrus Entities and the Vectrus Programs, (ii) any other division, program, Subsidiary, Affiliate, line of business or investment of Exelis or any of its Subsidiaries managed or operated prior to the Effective Time by any Vectrus Entity (or any predecessor thereof), unless such other division, program, Subsidiary, Affiliate, line of business or investment is an Exelis Retained Entity or an Exelis Retained Division and (iii) those business entities acquired or established by or for Vectrus or any of the Subsidiaries thereof after the Effective Time.

(85) “Vectrus Contracts” shall mean the following Contracts to which Exelis or any of its Subsidiaries is a party as of the date hereof or becomes a party prior to the Effective Time or becomes a party after the Effective Time in respect of quotations, proposals and bids that were pending as of the date hereof or by which it or any of its Subsidiaries or any of their respective Assets is bound as of the date hereof or becomes bound prior to the Effective Time, whether or not in writing, except for any such Contract or part thereof (i) that is expressly contemplated not to be Transferred by any member of the Exelis Group to the Vectrus Group or (ii) that is expressly contemplated to be Transferred to (or remain with) any member of the Exelis Group pursuant to any provision of this Agreement or any Specified Ancillary Agreement:

(i) any Contract entered into in the name of, or expressly on behalf of, any division, business unit or member of the Vectrus Group;

(ii) any Contract that relates primarily to the Vectrus Business, including any contract providing for the acquisition or disposition of a Vectrus Entity or Vectrus Assets;

(iii) any Contract that relates primarily to the Vectrus Business that was awarded after the Effective Time and for which the quotation, proposal, or bid was pending as of the date hereof, including any Contract in respect of the pending bids set forth on Schedule 1.1(85)(iii);

(iv) any Contract that represents or underlies any Vectrus Assets or Vectrus Liabilities;

(v) any Contract or part thereof that is otherwise expressly contemplated pursuant to this Agreement (including pursuant to Section 2.2(b)) or any of the Ancillary Agreements to be assigned to any member of the Vectrus Group; and

(vi) any guarantee, indemnity, representation or warranty of or in favor of any member of the Vectrus Group.

(86) “Vectrus Group” shall mean Vectrus and each Person that is a direct or indirect Subsidiary of Vectrus immediately after the Effective Time, and each Person that becomes a Subsidiary of Vectrus after the Effective Time, and shall include the Vectrus Entities.

(87) “Vectrus Indemnitees” shall mean each member of the Vectrus Group and each of their respective Affiliates from and after the Effective Time and each member of the Vectrus Group’s and such respective Affiliates’ respective directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

(88) “Vectrus Liabilities” shall mean any and all Liabilities relating primarily to, arising primarily out of or resulting primarily from: (a) the operation or conduct of the Vectrus Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Vectrus Group); (b) the operation or conduct of any business conducted by any member of the Vectrus Group at any time after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such Person’s authority) of the Vectrus Group); or (c) any Vectrus Assets, whether arising prior to, on or after the Effective Time, including:

(i) any and all Liabilities reflected on the Balance Sheet or the accounting records supporting such balance sheet and any Liabilities incurred by or for Vectrus or any member of the Vectrus Group subsequent to the date of the Balance Sheet which, had they been so incurred on or before such date, would have been reflected on the Balance Sheet if prepared on a consistent basis, subject to any discharge of any of such Liabilities subsequent to the date of the Balance Sheet;

(ii) any Liabilities to the extent relating to, arising out of or resulting from, the Vectrus Contracts;

(iii) the Applicable Vectrus Percentage of any Shared Contingent Liability;

(iv) notwithstanding anything herein to the contrary, the liabilities set forth on Schedule 1.1(88)(iv) (the “Specified Vectrus Liabilities”);

(v) any Liabilities assumed or retained by the Vectrus Group pursuant to this Agreement or the Ancillary Agreements;

(vi) any Liabilities arising prior to, at or after the Effective Time for any infringement by the Vectrus Business of the Intellectual Property of any other Person or breach by the Vectrus Business of any Contract relating to Intellectual Property;

(vii) the Liabilities set forth on Schedule 1.1(40)(vii) and all Liabilities arising prior to, at or after the Effective Time to the extent resulting from any (A) violation prior to the Effective Time of any Environmental Laws by the Vectrus Group, any Vectrus Discontinued Operation or the conduct of the Vectrus Business, (B) use, treatment, or disposal prior to the Effective Time of Materials of Environmental Concern by or on behalf of the Vectrus Group, any Vectrus Discontinued Operation or in the conduct of the Vectrus Business or (C) presence of Materials of Environmental Concern at, or release of Materials of Environmental Concern from, any Vectrus Assets or any Vectrus Discontinued Operation; provided that Liabilities of the type described in this subsection (vii) relating to real estate that is an Exelis Retained Asset pursuant to this Agreement, shall not be Vectrus Liabilities but shall instead be Exelis Retained Liabilities;

(viii) any Liabilities relating to, arising out of or resulting from, any division, program, Subsidiary, line of business or investment of Exelis or any of its Subsidiaries managed or operated at any time prior to the Effective Time by the Vectrus Entities (or any predecessor thereof) and sold, transferred or otherwise discontinued prior to the Effective Time, including the divisions, programs, Subsidiaries, lines of business or investments set forth on Schedule 1.1(88)(viii), unless such division, program, Subsidiary, line of business or investment is listed on Schedule 1.1(39)(viii) (each such division, program, Subsidiary, line of business or investment, a “Vectrus Discontinued Operation”);

(ix) for the avoidance of doubt, any Liabilities relating primarily to, arising primarily out of or resulting primarily from, the operation or conduct of the Vectrus Business by any Business Entity that is an Exelis Retained Entity under this Agreement but has conducted the Vectrus Business at any time prior to the Effective Time;

(x) any Liabilities relating to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated in the Form 10, or necessary to make the statements therein not misleading, with respect to all information contained in, or incorporated by reference into, the Form 10 and any other Disclosure Documents filed by Vectrus in connection with the Distribution or as contemplated by this Agreement, other than with respect to the Exelis Disclosure Sections;

(xi) Specified Shared Expenses to the extent provided in Section 5.3;

(xii) for the avoidance of doubt, and without limiting any other matters that may constitute Vectrus Liabilities, any Liabilities relating to, arising out of or resulting from the claims, proceedings, litigation and disputes listed on Schedule 1.1(88)(xii); and

(xiii) subject to Schedule 1.1(40)(xiii), any Liabilities relating primarily to, arising primarily out of or resulting primarily from, a workers compensation claim brought by or on behalf of an employee employed at any time in the Vectrus Business or any Vectrus Discontinued Operation, except in the case where such employee was employed in the Exelis Retained Business or any Exelis Discontinued Operation subsequent to such employee’s final employment in the Vectrus Business or Vectrus Discontinued Operations, in which case the Liability shall be retained by Exelis.

Notwithstanding the foregoing, the Vectrus Liabilities shall not include any Liabilities that are expressly (A) contemplated by this Agreement or by any Specified Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be Assumed by any member of the Exelis Group, including any Liabilities specified in the definition of Exelis Retained Liabilities, including clauses (i) through (xiii) thereof or (B) discharged pursuant to Section 2.4 of this Agreement.

(89) “Voting Stock” shall mean, as to a particular corporation or other Person, outstanding shares of stock or other equity interests of any class of such Person entitled to vote in the election of directors, or otherwise to participate in the direction of the management and policies, of such Person, excluding shares or equity interests entitled so to vote or participate only upon the happening of some contingency.

Section 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Annexes, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Annexes, Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the definitions set forth in Section 1.1, for the purpose of determining what is and is not included in such definitions, any item explicitly included on a Schedule referred to in any such definition shall take priority over any provision of the text thereof.

ARTICLE II

THE SEPARATION

Section 2.1. General. Subject to the terms and conditions of this Agreement, the Parties shall use, and shall cause their respective Affiliates to use, their respective commercially reasonable efforts to consummate the transactions contemplated hereby, a portion of which may have already been implemented prior to the date hereof. It is the intent of the Parties that after consummation of the transactions contemplated hereby Exelis shall have been restructured, to the extent necessary, such that following the consummation of such restructuring, subject to Section 2.6, (i) Exelis shall own the equity interests of all the Exelis Retained Entities (other than Exelis), all of Exelis’ and its Subsidiaries’ right, title and interest in and to the Exelis Retained Assets shall be owned or held by the Exelis Group, the Exelis Retained Business shall be conducted by the Exelis Group and all of the Exelis Retained Liabilities shall be Assumed directly or indirectly by (or remain with) the Exelis Group, and (ii) Vectrus shall own the equity interests of all the Vectrus Entities (other than Vectrus), all of Exelis’ and its Subsidiaries’ right, title and interest in and to the Vectrus Assets shall be owned or held by the Vectrus Group, the Vectrus Business shall be conducted by the Vectrus Group and all of the Vectrus Liabilities shall be Assumed directly or indirectly by (or remain with) the Vectrus Group.

Section 2.2. Restructuring: Transfer of Assets; Assumption of Liabilities.

(a) Restructuring. At or prior to the Effective Time, to the extent not already completed and except for the Transfers set forth on Schedule 2.2(a), the costs of which shall be the exclusive responsibility of the applicable Vectrus Asset Transferee, Exelis will take such steps (which may include transfer of shares or other equity interests, formation of new entities and/or declaration of dividends) as may be necessary or desirable, including as set forth on Annex I, to cause (i) Exelis to directly or indirectly own the Exelis Retained Entities (other than Exelis), and (ii) Vectrus to directly or indirectly own the Vectrus Entities (other than Vectrus); provided, that the Parties shall use their commercially reasonable efforts to cause the transfers set forth on Schedule 2.2(a) to occur as soon as practicable following the Effective Time.

(b) Transfer of Other Assets. At or prior to the Effective Time, to the extent not already completed (and it being understood that some of such Transfers may occur following the Effective Time in accordance with Section 2.2(a) or Section 2.6), pursuant to the Conveyancing and Assumption Instruments:

(i) Exelis shall, or shall cause the applicable Asset Transferors to, transfer, contribute, distribute, assign and/or convey or cause to be transferred, contributed, distributed, assigned and/or conveyed (“Transfer”) to (A) the respective Exelis Asset Transferees, all of the applicable Asset Transferors’ right, title and interest in and to the Exelis Retained Assets, and (B) Vectrus and/or the respective Vectrus Asset Transferees, all of its and the applicable Asset Transferors’ right, title and interest in and to the Vectrus Assets.

(ii) Any costs and expenses (including any out-of-pocket costs and expenses to obtain any required Consents) incurred after the Effective Time and on or prior to the second anniversary of the Distribution Date to effect any Transfer contemplated by this Section 2.2(b) (including any transfer effected pursuant to Section 2.6) shall be shared equally between the Asset Transferor and the applicable Exelis Asset Transferee or Vectrus Asset Transferee, with any costs and expenses incurred following such second anniversary to be the exclusive responsibility of the applicable Exelis Asset Transferee or Vectrus Asset Transferee. Other than costs and expenses incurred and reimbursed in accordance with the foregoing, nothing in this Section 2.2(b) shall require any member of either Group to incur any material obligation or grant any material concession for the benefit of any member of the other Group in order to effect any transaction contemplated by this Section 2.2(b).

(c) Assumption of Liabilities. Except as otherwise specifically set forth in any Specified Ancillary Agreement, from and after the Effective Time (i) Exelis shall, or shall cause a member of the Exelis Group to, accept, assume (or, as applicable, retain) and perform, discharge and fulfill, in accordance with their respective terms (“Assume”), all of the Exelis Retained Liabilities, and (ii) Vectrus shall, or shall cause a member of the Vectrus Group to, Assume all the Vectrus Liabilities, in each case, regardless of (A) when or where such Liabilities arose or arise, (B) whether the facts upon which they are based occurred prior to, on or subsequent to the Effective Time, (C) where or against whom such Liabilities are asserted or determined or (D) whether arising from or alleged to arise from negligence, recklessness, violation of Law, fraud or misrepresentation by any member of the Exelis Group or the Vectrus Group, as the case may be, or any of their past or present respective directors, officers, employees, agents, Subsidiaries or Affiliates.

(d) Consents. The Parties shall use their commercially reasonable efforts to obtain the required Consents to Transfer any Assets, Contracts, licenses, permits and authorizations issued by any Governmental Entity or parts thereof as contemplated by this Agreement.

(e) Notwithstanding anything herein to the contrary, no Contract or other asset shall be transferred if it would violate applicable Law or, in the case of any Contract, the rights of any third party to such Contract or the terms of such Contract.

Section 2.3. Treatment of Shared Contracts. Without limiting the generality of the obligations set forth in Sections 2.2:

(a) Unless the Parties otherwise agree or the benefits of any Contract described in this Section are expressly conveyed to the applicable Party pursuant to an Ancillary Agreement, any Contract that is (1) listed on Schedule 2.3(a) (2) an Exelis Retained Asset but inures in part to the benefit or burden of any member of the Vectrus Group or (3) a Vectrus Asset but inures in part to the benefit or burden of any member of the Exelis Group (each, a “Shared Contract”), shall be assigned in part to the applicable member(s) of the applicable Group, if so assignable, or appropriately amended prior to, on or after the Effective Time, so that each Party or the members of their respective Groups as of the Effective Time shall be entitled to the rights and benefits, and shall Assume the related portion of any Liabilities, inuring to their respective Businesses; provided, however, that (x) in no event shall any member of any Group be required to assign (or amend) any Shared Contract in its entirety or to assign a portion of any Shared Contract (including any Policy) which is not assignable (or cannot be amended) by its terms (including any terms imposing consents or conditions on an assignment where such consents or conditions have not been obtained or fulfilled) and (y) if any Shared Contract cannot be so partially assigned by its terms or otherwise, cannot be amended or has not for any other reason been assigned or amended, or if such assignment or amendment would impair the benefit the parties thereto derive from such Shared Contract, (I) at the reasonable request of the Party (or the member of such Party’s Group) to which the benefit of such Shared Contract inures in part, the Party for which such Shared Contract is, as applicable, an Exelis Retained Asset, or Vectrus Asset shall, and shall cause each of its respective Subsidiaries to, for a period ending on the earlier of eighteen (18) months after the Distribution Date and the end of the term of such Shared Contract (without any extensions or renewals), take such other reasonable and permissible actions to cause such member of the Vectrus Group or the Exelis Group, as the case may be, to receive the benefit of that portion of each Shared Contract that relates to the Vectrus Business or the Exelis Retained Business, as the case may be (in each case, to the extent so related) as if such Shared Contract had been assigned to (or amended to allow) a member of the applicable Group pursuant to this Section 2.3 and to bear the burden of the corresponding Liabilities (including any Liabilities that may arise by reason of such arrangement) as if such Liabilities had been Assumed by a member of the applicable Group pursuant to this Section 2.3 and (II) the Party to which the benefit of such Shared Contract inures in part shall use commercially reasonable efforts to enter into a separate contract pursuant to which it procures such rights and obligations as are necessary such that it no longer needs to avail itself of the arrangements provided pursuant to this Section 2.3(a); provided that, other than in the event of gross negligence or willful misconduct of the Party for which such Shared Contract is, as applicable, an Exelis Retained Asset or Vectrus Asset, such Party, and such Party’s applicable Subsidiaries shall not be liable for any actions or omissions taken in accordance with clause (y) of this Section 2.3(a); provided further that nothing herein shall prohibit the Party for which such Shared Contract is, as applicable, an Exelis Retained Asset or Vectrus Asset, from amending, modifying or changing the terms of such Shared Contract in the ordinary course of business.

(b) Each of Exelis and Vectrus shall, and shall cause the members of its Group to, (A) treat for all income Tax purposes the portion of each Shared Contract inuring to its respective Businesses as Assets owned by, and/or Liabilities of, as applicable, such Party as of the Effective Time and (B) neither report nor take any income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to income Taxes).

Section 2.4. Intercompany Accounts.

(a) Except as set forth in Section 7.1(b), all (i) intercompany receivables, payables and loans (other than receivables, payables and loans otherwise specifically provided for under this Agreement, under any Ancillary Agreement or under any Continuing Arrangements, and other than payables created or required hereby or by any Ancillary Agreement or any Continuing Arrangements), if any, and (ii) intercompany balances, including in respect of any cash balances, any cash balances representing deposited checks or drafts or any cash held in any centralized cash management system between any member of the Exelis Group, on the one hand, and any member of the Vectrus Group, on the other hand which exist and are reflected in the accounting records of the relevant Parties immediately prior to the Effective Time, shall be settled, in each case as of the Effective Time, as may be agreed prior to the Effective Time by Exelis and Vectrus, and their respective subsidiaries, as applicable. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by such agreement or agreements in respect of such settlements or capitalizations.

(b) As between the Parties (and the members of their respective Group) all payments and reimbursements received after the Effective Time by a Party (or member of its Group) that relate to a Business, Asset or Liability of the other Party (or member of its Group), shall be held by such Party in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and, promptly upon receipt by such Party of any such payment or reimbursement, such Party shall pay or shall cause the applicable member of its Group to pay over to the Party entitled thereto the amount of such payment or reimbursement without right of set-off.

Section 2.5. Limitation of Liability; Intercompany Contracts.

(a) No Party shall have any Liability to the other Party in the event that any Information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

(b) No Party or any Subsidiary thereof shall be liable to the other Party or any Subsidiary of any other Party based upon, arising out of or resulting from any Contract, arrangement, course of dealing or understanding between or among it and any other Party existing at or prior to the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 7.1(b) or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby and except as provided in any thereof) and each Party hereby terminates any and all Contracts, arrangements, courses of dealing or understandings between or among it and the other Party effective as of the Effective Time (other than this Agreement, any Ancillary Agreement, any Continuing Arrangements, any Third Party Agreements, as set forth in Section 7.1(b) or any Contract entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby or by the Plan of Separation and except as provided in any provision thereof), provided, however, that with respect to any Contract, arrangement, course of dealing or understanding between or among the Parties or any Subsidiary thereof discovered after the Effective Time, the relevant Parties agree that such Contract, arrangement, course of dealing or understanding shall nonetheless be deemed terminated as of the Effective Time with the only liability of the Parties in respect thereof to be the obligations incurred between the Parties pursuant to such Contract, arrangement, course of dealing or understanding between the Effective Time and the time of discovery or later termination of any such Contract, arrangement, course of dealing or understanding.

Section 2.6. Transfers Not Effected at or Prior to the Effective Time; Transfers Deemed Effective as of the Effective Time.

(a) To the extent that any Transfers contemplated by this Article II shall not have been consummated at or prior to the Effective Time, the Parties shall use commercially reasonable efforts to effect such Transfers as promptly following the Effective Time as shall be practicable. Nothing herein shall be deemed to require the Transfer of any Assets or the Assumption of any Liabilities which by their terms or operation of Law cannot be Transferred; provided, however, that the Parties and their respective Subsidiaries shall cooperate and use commercially reasonable efforts to seek to obtain, in accordance with applicable Law, any necessary Consents or Governmental Approvals for the Transfer of all Assets and Assumption of all Liabilities to the fullest extent permitted by applicable Law contemplated to be Transferred and Assumed pursuant to this Article II. In the event that any such Transfer of Assets or Assumption of Liabilities has not been consummated, from and after the Effective Time (i) the Party retaining such Asset shall thereafter hold such Asset in trust for the use and benefit of the Party entitled thereto (at the expense of the Party entitled thereto) and (ii) the Party intended to Assume such Liability shall, or shall cause the applicable member of its Group to, pay or reimburse the Party retaining such Liability for all amounts paid or incurred in connection with the retention of such Liability. To the extent the foregoing applies to any Contracts to be assigned for which any necessary Consents or Governmental Approvals are not received prior to the Effective Time, the treatment of such Contracts shall, for the avoidance of doubt, be subject to Sections 2.8 and 2.9, to the extent applicable. In addition, the Party retaining such Asset or Liability shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Asset or Liability in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by the Party to which such Asset is to be Transferred or by the Party Assuming such Liability in order to place such Party, insofar as reasonably possible, in the same position as if such Asset or Liability had been Transferred or Assumed as contemplated hereby and so that all the benefits and burdens relating to such Asset or Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such Asset or Liability, are to inure from and after the Effective Time to the member or members of the Exelis Group or the Vectrus Group entitled to the receipt of such Asset or required to Assume such Liability. In furtherance of the foregoing, the Parties agree that, as of the Effective Time, subject to Section 2.2(e) and Section 2.9(b), each Party shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have Assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such Party is entitled to acquire or required to Assume pursuant to the terms of this Agreement.

(b) If and when the Consents, Governmental Approvals and/or conditions, the absence or non-satisfaction of which caused the deferral of Transfer of any Asset or deferral of the Assumption of any Liability pursuant to Section 2.6(a), are obtained or satisfied, the Transfer, assignment, Assumption or novation of the applicable Asset or Liability shall be effected in accordance with and subject to the terms of this Agreement (including Section 2.2) and/or the applicable Ancillary Agreement, and shall, to the extent possible without the imposition of any undue cost on a Party, be deemed to be effective as of the Effective Time.

(c) Following the second anniversary of the Distribution Date, the Party retaining any Asset or Liability due to the deferral of the Transfer of such Asset or the deferral of the Assumption of such Liability pursuant to Section 2.6(a) or otherwise shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced, assumed, or agreed in advance to be reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability, other than reasonable attorneys’ fees and recording or similar or other incidental fees, all of which shall be promptly reimbursed by the Party entitled to such Asset or the Person intended to be subject to such Liability.

(d) After the Effective Time, each Party (or any member of its Group) may receive mail, packages and other communications properly belonging to another Party (or any member of its Group). Accordingly, at all times after the Effective Time, each Party is hereby authorized to receive and open all mail, packages and other communications received by such Party that belongs to such other Party, and to the extent that they do not relate to the business of the receiving Party, the receiving Party shall promptly deliver such mail, packages or other communications (or, in case the same also relates to the business of the receiving Party or another Party, copies thereof) to such other Party as provided for in Section 11.6. The provisions of this Section 2.6(d) are not intended to, and shall not, be deemed to constitute an authorization by either Party to permit the other to accept service of process on its behalf and neither Party is or shall be deemed to be the agent of the other Party for service of process purposes.

(e) With respect to any Assets that have not been Transferred or Liabilities that have not been assumed at or prior to the Effective Time, each of Exelis and Vectrus shall, and shall cause the members of its respective Group to, (i) treat for all income Tax purposes (A) the deferred Assets as assets having been Transferred to and owned by the Party entitled to such Assets not later than the Effective Time and (B) the deferred Liabilities as liabilities having been Assumed and owned by the Person intended to be subject to such Liabilities not later than the Effective Time and (ii) neither report nor take any income Tax position (on a Tax Return or otherwise) inconsistent with such treatment (unless required by a change in applicable Tax Law or good faith resolution of a Tax Contest relating to income Taxes).

Section 2.7. Conveyancing and Assumption Instruments. In connection with, and in furtherance of, the Transfers of Assets and the Assumptions of Liabilities contemplated by this Agreement, the Parties shall execute or cause to be executed, on or after the date hereof by the appropriate entities to the extent not executed prior to the date hereof, any Conveyancing and Assumption Instruments necessary to evidence the valid Transfer to the applicable Party or member of such Party’s Group of all right, title and interest in and to its accepted Assets and the valid and effective Assumption by the applicable Party of its assumed Liabilities for Transfers and Assumptions to be effected pursuant to New York Law or the Laws of one of the other states of the United States or, if not appropriate for a given Transfer or Assumption, and for Transfers or Assumptions to be effected pursuant to non-U.S. Laws, in such form as the Parties shall reasonably agree, including the Transfer of real property by mutually acceptable conveyance deeds as may be appropriate and in form and substance as may be required by the jurisdiction in which the real property is located. The Transfer of capital stock shall be effected by means of executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to Transfer title to stock and, only to the extent required by applicable Law, by notation on public registries.

Section 2.8. Further Assurances; Ancillary Agreements.

(a) In addition to and without limiting the actions specifically provided for elsewhere in this Agreement, including Section 2.6, each of the Parties shall cooperate with each other and use (and shall cause its respective Subsidiaries and Affiliates to use) commercially reasonable efforts, at and after the Effective Time, to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things reasonably necessary on its part under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements.

(b) Without limiting the foregoing, at and after the Effective Time, each Party shall cooperate with the other Parties, and without any further consideration, but at the expense of the requesting Party from and after the Effective Time, to execute and deliver, or use commercially reasonable efforts to cause to be executed and delivered, all instruments, including instruments of Transfer or title, and to make all filings with, and to obtain all Consents and/or Governmental Approvals, any permit, license, Contract, indenture or other instrument (including any Consents or Governmental Approvals), and to take all such other actions as such Party may reasonably be requested to take by any other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements and the Transfers of the applicable Assets and the assignment and Assumption of the applicable Liabilities and the other transactions contemplated hereby and thereby. Without limiting the foregoing, each Party shall, at the reasonable request, cost and expense of any other Party, take such other actions as may be reasonably necessary to vest in such other Party such title and such rights as possessed by the transferring Party to the Assets allocated to such other Party under this Agreement or any of the Ancillary Agreements, free and clear of any Security Interest, if and to the extent it is practicable to do so.

(c) Without limiting the foregoing, in the event that a Party (or member of such Party’s Group) is delivered or receives any Assets to be transferred to the other Party pursuant to this Agreement or the Ancillary Agreements, such Party agrees to promptly return or cause the return of such Assets to the other Party (or member of such other Party’s Group as designated by such other Party) at such other Party’s expense.

(d) At or prior to the Effective Time, each of Exelis and Vectrus shall enter into, and/or (where applicable) shall cause a member or members of their respective Group to enter into, the Ancillary Agreements and any other Contracts in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

Section 2.9. Novation of Liabilities; Indemnification; Certain Inactive Contracts.

(a) Each Party, at the request of the other Party, shall use commercially reasonable efforts to obtain, or to cause to be obtained, any Consent, Governmental Approval, substitution or amendment required to novate or assign to the fullest extent permitted by applicable Law all obligations under Contracts and Liabilities for which a member of such requesting Party’s Group and a member of such first Party’s Group (such first Party, the “Other Party”) are jointly or severally liable and that do not constitute Liabilities of such Other Party hereunder, or, if permitted by applicable Law, to obtain in writing the unconditional release of all parties to such arrangements (other than any member of the Group who Assumed or retained such Liability as set forth in this Agreement), so that, in any such case, the members of the applicable Group shall be solely responsible for such Liabilities; provided, however, that no Party shall be obligated to pay any consideration therefor to any third party from whom any such Consent, Governmental Approval, substitution or amendment is requested (unless such Party is fully reimbursed by the requesting Party).

(b) If the Parties are unable to obtain, or to cause to be obtained, any such required Consent, Governmental Approval, release, substitution or amendment, the Other Party or a member of such Other Party’s Group shall continue to be bound by such Contract, license or other obligation that does not constitute a Liability of such Other Party and, unless not permitted by Law or the terms thereof, as agent or subcontractor for such Party, the Party or member of such Party’s Group who Assumed or retained such Liability as set forth in this Agreement (the “Liable Party”) shall, or shall cause a member of its Group to, pay, perform and discharge fully all the obligations or other Liabilities of such Other Party or member of such Other Party’s Group thereunder from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, the Liable Party or a member of such Liable Party’s Group, as agent or subcontractor of the Other Party or a member of such Other Party’s Group, to the extent reasonably necessary to pay, perform and discharge fully any Liabilities, or retain the benefits (including pursuant to Section 2.6) associated with such Contract or license, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices under such Contract or license in the name of the Other Party, (ii) send correspondence relating to matters under such Contract or license in the name of the Other Party, (iii) file Actions in the name of the Other Party in connection with such Contract or license and (iv) otherwise exercise all rights in respect of such Contract or license in the name of the Other Party; provided that (y) such actions shall be taken in the name of the Other Party only to the extent reasonably necessary or advisable in connection with the foregoing and (z) to the extent that there shall be a conflict between the provisions of this Section 2.9(b) and the provisions of any more specific arrangement between a member of such Liable Party’s Group and a member of such Other Party’s Group, such more specific arrangement shall control. The Liable Party shall indemnify each Other Party and hold each of them harmless against any Liabilities (other than Liabilities of such Other Party) arising in connection therewith; provided, that the Liable Party shall have no obligation to indemnify any Other Party with respect to any matter to the extent that such Liabilities arise from such Other Party’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case such Other Party shall be responsible for such Liabilities. The Other Party shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to the Liable Party or, at the direction of the Liable Party, to another member of the Liable Party’s Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by the Liable Party (unless any such consideration is an Asset of such Other Party pursuant to this Agreement). If and when any such Consent, Governmental Approval, release, substitution or amendment shall be obtained or such agreement, lease, license or other rights or obligations shall otherwise become assignable or able to be novated, the Other Party shall, to the fullest extent permitted by applicable Law, promptly Transfer or cause the Transfer of all rights, obligations and other Liabilities thereunder of such Other Party or any member of such Other Party’s Group to the Liable Party or to another member of the Liable Party’s Group without payment of any further consideration and the Liable Party, or another member of such Liable Party’s Group, without the payment of any further consideration, shall Assume such rights and Liabilities to the fullest extent permitted by applicable Law. Each of the Parties shall, and shall cause their respective Subsidiaries to, take all actions and do all things reasonably necessary on its part, or such Subsidiaries’ part, under applicable Law or contractual obligations to consummate and make effective the transactions contemplated by this Section 2.9.

(c) Exelis shall continue to be bound by the Contracts indicated on Schedule 1.1(83)(ii) “to be closed out by Vectrus” and Vectrus shall, or shall cause a member of its Group to close such Contracts out, and in connection therewith, pay, perform and discharge fully all the obligations or other Liabilities of Exelis thereunder and in connection therewith from and after the Effective Time. For the avoidance of doubt, in furtherance of the foregoing, Vectrus or a member of the Vectrus Group, to the extent reasonably necessary to close such Contracts out, is hereby granted the right to, among other things, (i) prepare, execute and submit invoices in connection with such Contracts in the name of Exelis, (ii) send correspondence relating to matters in connection with such Contracts in the name of Exelis, (iii) file Actions in the name of Exelis in connection with such Contracts and (iv) otherwise exercise all rights in connection with such Contracts in the name of Exelis; provided that such actions shall be taken in the name of Exelis only to the extent reasonably necessary or advisable in connection with the closing out of such Contracts. Vectrus shall indemnify Exelis and hold Exelis harmless against any Liabilities (other than Liabilities of Exelis) arising in connection therewith; provided, that Vectrus shall have no obligation to indemnify Exelis with respect to any matter to the extent that such Liabilities arise from such Exelis’s willful breach, knowing violation of Law, fraud, misrepresentation or gross negligence in connection therewith, in which case Exelis shall be responsible for such Liabilities. Exelis shall, without further consideration, promptly pay and remit, or cause to be promptly paid or remitted, to Vectrus or, at the direction of Vectrus, to another member of the Vectrus Group, all money, rights and other consideration received by it or any member of its Group in respect of such performance by Vectrus (unless any such consideration is an Asset of Exelis pursuant to this Agreement).

Section 2.10. Guarantees; Letters of Credit.

(a) Except for those guarantees and/or letters of credit set forth on Schedule 2.10(a) where Exelis shall remain as guarantor or obligor and Vectrus shall indemnify and hold harmless the Exelis Indemnitees for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) or as otherwise specified in any Ancillary Agreement, at or prior to the Effective Time or as soon as practicable thereafter, (i) Vectrus shall (with the reasonable cooperation of the applicable member of the Exelis Group) use its commercially reasonable efforts to have any member of the Exelis Group removed as guarantor of or obligor for any Vectrus Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees and letters of credit set forth on Schedule 2.10(a)(i), to the extent that they relate to Vectrus Liabilities, including by providing any necessary replacement guarantees or letters of credit, and Vectrus shall indemnify and hold harmless the Exelis Indemnitees for any Indemnifiable Loss, whether incurred prior to such removal or at any time thereafter, arising from or relating thereto (in accordance with the provisions of Article VII) and (ii) Exelis shall (with the reasonable cooperation of the applicable member of the Vectrus Group) use commercially reasonable efforts to have any member of the Vectrus Group removed as guarantor of or obligor for any Exelis Retained Liability to the fullest extent permitted by applicable Law, including in respect of those guarantees and letters of credit set forth on Schedule 2.10(a)(ii), to the extent that they relate to Exelis Retained Liabilities, including by providing any necessary replacement guarantees or letters of credit, and Exelis shall indemnify and hold harmless the Vectrus Indemnitees for any Indemnifiable Loss, whether incurred prior to such removal or at any time thereafter, arising from or relating thereto (in accordance with the provisions of Article VII).

(b) At or prior to the Effective Time, to the extent required to obtain a release from a guaranty (a “Guaranty Release”):

(i) of any member of the Exelis Group, Vectrus shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Vectrus would be reasonably unable to comply or (B) which would be reasonably expected to be breached; and

(ii) of any member of the Vectrus Group, Exelis shall, as applicable, execute a guaranty agreement substantially in the form of the existing guaranty or such other form as is agreed to by the relevant parties to such guaranty agreement, except to the extent that such existing guaranty contains representations, covenants or other terms or provisions either (A) with which Exelis would be reasonably unable to comply or (B) which would be reasonably expected to be breached.

(c) If Exelis or Vectrus is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses (a) and (b) of this Section 2.10, (i) the relevant member of the Exelis Group or Vectrus Group, as applicable, that has assumed the underlying Liability with respect to such guaranty shall indemnify and hold harmless the guarantor or obligor for any Indemnifiable Loss arising from or relating thereto (in accordance with the provisions of Article VII) and shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other Liabilities of such guarantor or obligor thereunder and (ii) each of Exelis and Vectrus, on behalf of themselves and the members of their respective Groups, agree not to renew or extend the term of, increase its obligations under, or Transfer to a third party, any loan, guarantee, lease, contract or other obligation for which another Party or member of such Party’s Group is or may be liable without the prior written consent of such other Party, unless all obligations of such other Party and the other members of such Party’s Group with respect thereto are thereupon terminated by documentation reasonably satisfactory in form and substance to such Party; provided, however, with respect to leases, in the event a Guaranty Release is not obtained and the relevant beneficiary wishes to extend the term of such guaranteed lease, then such beneficiary shall have the option of extending the term if it provides such security as is reasonably satisfactory to the guarantor under such guaranteed lease.

Section 2.11. DCAA/DCMA.

(a) Exelis and Vectrus shall each use commercially reasonable efforts to reach a timely and reasonable settlement of Exelis’ corporate office expense allocations, other indirect costs, Cost Accounting Standards violations, questioned costs, findings associated with the Statement of Condition and Recommendations (SOCARs) and expenses allocated to Exelis Retained Contracts or Vectrus Contracts (collectively, “Indirect Rates”) for Exelis’ open fiscal years from 2006 through 2014, which

Indirect Rates have not been finally determined and settled prior to the Effective Time (the “Open Years”) with the Defense Contract Audit Agency, Defense Contract Management Agency, other Governmental Entities that may be conducting an audit or other authorized representatives of any such Governmental Entity (each, a “Audit Agency”).

(b) If either Party becomes aware of a material development that would affect Indirect Rates, such Party shall, as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to such matter. Exelis shall be responsible for scheduling meetings with the applicable Audit Agency that concern Indirect Rates relating to Exelis Retained Contracts. Vectrus shall be responsible for scheduling meetings with the applicable Audit Agency that concern Indirect Rates relating to Vectrus Contracts. The Parties shall use commercially reasonable efforts to jointly determine the appropriate party that shall be responsible for scheduling meetings with the applicable Audit Agency that involve Indirect Rate issues applicable to both Parties, including company-wide fringe pools and corporate home office allocations. If the Parties are unable to jointly determine which Party shall be responsible for scheduling meetings involving Indirect Rate issues applicable to both Parties, Exelis shall be responsible for scheduling such meetings. Prior to a Party scheduling any meeting with an Audit Agency regarding Indirect Rates for Open Years, each Party shall cause appropriate personnel from such Party to discuss the timing and agenda for such meeting, and each Party shall use commercially reasonable efforts to include personnel from the other Party; provided, however, that if the applicable Audit Agency objects to having the other Party present with respect to Indirect Rate issues that concern only the requesting Party’s contracts, the requesting Party shall not be obligated to include personnel of the other Party but the requesting Party shall inform the other excluded Party of the discussions that occurred promptly following any such meeting. Each Party shall bear its own internal costs and expenses in connection with any matters involving Indirect Rates (including, for the avoidance of doubt, of the costs of salaries and benefits of its personnel engaged with respect to such matters). Costs and expenses of external legal counsel and other third-party advisors engaged by Exelis to the extent in connection with the settlement of Indirect Rates that would be allocated, wholly or in part, to Vectrus Contracts, shall be borne by the Parties in accordance with their respective Applicable Percentages. Costs and expenses of external legal counsel and other third-party advisors engaged by Exelis in connection with the settlement of Indirect Rates, relating solely to a matter arising out of one or more of the Exelis Retained Divisions, shall be borne by Exelis.

Section 2.12. Disclaimer of Representations and Warranties. EACH OF EXELIS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE EXELIS GROUP) AND VECTRUS (ON BEHALF OF ITSELF AND EACH MEMBER OF THE VECTRUS GROUP) UNDERSTANDS AND AGREES THAT, EXCEPT AS EXPRESSLY SET FORTH HEREIN, IN ANY ANCILLARY AGREEMENT OR IN ANY CONTINUING ARRANGEMENT, NO PARTY TO THIS AGREEMENT, ANY ANCILLARY AGREEMENT OR ANY OTHER AGREEMENT OR DOCUMENT CONTEMPLATED BY THIS AGREEMENT, ANY ANCILLARY AGREEMENTS OR OTHERWISE, IS REPRESENTING OR WARRANTING IN ANY WAY AS TO THE ASSETS, BUSINESSES OR LIABILITIES CONTRIBUTED, TRANSFERRED OR ASSUMED AS CONTEMPLATED HEREBY OR THEREBY, AS TO ANY CONSENTS OR GOVERNMENTAL APPROVALS REQUIRED IN CONNECTION HEREWITH OR THEREWITH, AS TO THE VALUE OR FREEDOM FROM ANY SECURITY INTERESTS, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN, NON-INFRINGEMENT, OR ANY OTHER MATTER CONCERNING, ANY ASSETS OF SUCH PARTY, OR AS TO THE ABSENCE OF ANY DEFENSES OR RIGHT OF SETOFF OR FREEDOM FROM COUNTERCLAIM WITH RESPECT TO ANY ACTION OR OTHER ASSET, INCLUDING ACCOUNTS RECEIVABLE, OF A PARTY, OR AS TO THE LEGAL SUFFICIENCY OF ANY CONTRIBUTION, ASSIGNMENT, DOCUMENT, CERTIFICATE OR INSTRUMENT DELIVERED HEREUNDER TO CONVEY TITLE TO ANY ASSET OR THING OF VALUE UPON THE EXECUTION, DELIVERY AND FILING HEREOF OR THEREOF. EXCEPT AS MAY EXPRESSLY BE SET FORTH HEREIN OR IN ANY ANCILLARY AGREEMENT, ALL SUCH ASSETS ARE BEING TRANSFERRED ON AN “AS IS, WHERE IS” BASIS (AND, IN THE CASE OF ANY REAL PROPERTY, BY MEANS OF A QUITCLAIM OR SIMILAR FORM DEED OR CONVEYANCE)

AND THE RESPECTIVE TRANSFEREES SHALL BEAR THE ECONOMIC AND LEGAL RISKS THAT (I) ANY CONVEYANCE SHALL PROVE TO BE INSUFFICIENT TO VEST IN THE TRANSFEREE GOOD TITLE, FREE AND CLEAR OF ANY SECURITY INTEREST, RESTRICTIONS ON TRANSFER, ENCUMBRANCE OR LIEN AND (II) ANY NECESSARY CONSENTS OR GOVERNMENTAL APPROVALS ARE NOT OBTAINED OR THAT ANY REQUIREMENTS OF LAWS OR JUDGMENTS ARE NOT COMPLIED WITH.

ARTICLE III

CERTAIN ACTIONS AT OR PRIOR TO THE DISTRIBUTION

Section 3.1. Articles of Incorporation; By-laws. On or prior to the Distribution Date, all necessary actions shall be taken to adopt the form of Articles of Incorporation and By-laws substantially in the form filed by Vectrus with the Commission as exhibits to the Form 10, to be effective as of the Effective Time.

Section 3.2. Directors. On or prior to the Distribution Date, Vectrus shall take all necessary action to cause the Board of Directors of Vectrus to include, at or immediately after the Effective Time, the individuals identified in the Information Statement as directors of Vectrus.

Section 3.3. Officers. On or prior to the Distribution Date, Vectrus shall take all necessary action to cause the individuals identified as such in the Information Statement to be officers of Vectrus as of the Effective Time or immediately thereafter.

Section 3.4. Resignations and Removals.

(a) On or prior to the Distribution Date or as soon thereafter as practicable, (i) Exelis shall cause all its employees and any employees of its Subsidiaries (excluding any employees of any member of the Vectrus Group) to resign or be removed, effective as of the Effective Time, from all positions as officers or directors of any member of the Vectrus Group in which they serve, and (ii) Vectrus shall cause all its employees and any employee of its Subsidiaries to resign, effective as of the Effective Time, from all positions as officers or directors of any members of the Exelis Group in which they serve.

(b) No person shall be required to resign from any position or office with Vectrus if such Person is disclosed in the Information Statement as the Person who is to hold such position or office following the Distribution.

ARTICLE IV

THE DISTRIBUTION

Section 4.1. Stock Dividend to Exelis Shareholders.

(a) On the Distribution Date, Exelis shall cause the Distribution Agent to distribute all of the outstanding shares of Vectrus Common Stock then owned by Exelis to holders of Exelis Common Stock on the Distribution Record Date, and to credit the appropriate number of such shares of Vectrus Common Stock to book entry accounts for each such holder or designated transferee or transferees of such holder of Vectrus Common Stock. For shareholders of Exelis who own Exelis Common Stock through a broker or other nominee, their shares of Vectrus Common Stock shall be credited to their respective accounts by such broker or nominee. Each holder of Exelis Common Stock on the Distribution Record Date (or such holder’s designated transferee or transferees) shall be entitled to receive in the Distribution one (1) share of Vectrus Common Stock for every [—] ([—]) shares of Exelis Common Stock held by such shareholder. No action by any such shareholder shall be necessary for such shareholder (or such shareholder’s designated transferee or transferees) to receive the applicable number of shares (and, if applicable, cash in lieu of any fractional shares) of Vectrus Common Stock such shareholder is entitled to in the Distribution.

Section 4.2. Actions in Connection with the Distribution.

(a) Prior to the Distribution Date, Vectrus shall file such amendments and supplements to the Form 10 as Exelis may reasonably request, and such amendments as may be necessary in order to cause the same to become and remain effective as required by Law, including filing such amendments and supplements to the Form 10 as may be required by the Commission or federal, state or foreign securities Laws. Vectrus shall mail to the holders of Exelis Common Stock, at such time on or prior to the Distribution Date as Exelis shall determine, the Information Statement included in the Form 10, as well as any other information concerning Vectrus, as applicable, its business, operations and management, the Plan of Separation, the Distribution and such other matters as Exelis shall reasonably determine are necessary and as may be required by Law. Promptly after receiving a request from Exelis, to the extent requested, Vectrus shall prepare and, in accordance with applicable Law, file with the Commission any such documentation that Exelis reasonably determines is necessary or desirable to effectuate the Distribution, and Exelis and Vectrus shall each use commercially reasonable efforts to obtain all necessary approvals from the Commission with respect thereto as soon as practicable.

(b) Vectrus shall use its commercially reasonable efforts in preparing, filing with the Commission and causing to become effective, as soon as reasonably practicable (but in any case prior to the Effective Time), effective registration statements or amendments thereof which are required in connection with the establishment of, or amendments to, any employee benefit plans of Vectrus.

(c) To the extent not already approved and effective, Vectrus shall use its commercially reasonable efforts to have approved and made effective, the respective application for the original listing of the Vectrus Common Stock to be distributed in the Distribution on the NYSE, subject to official notice of distribution.

(d) Each Party shall provide all cooperation reasonably requested by the other Party that is necessary or desirable in connection with the Financing Arrangements.

(e) Nothing in this Section 4.2 shall be deemed to shift or otherwise impose Liability for any portion of the Form 10 or the Information Statement to Exelis.

Section 4.3. Sole Discretion of the Board of Exelis. The Board shall, in its sole and absolute discretion, determine the Distribution Date, the Effective Time and all other terms of the Distribution, including the form, structure and terms of any transactions and/or offerings to effect the Distribution and the timing of and conditions to the consummation thereof. In addition, the Board may, in accordance with Section 11.10, at any time and from time to time until the completion of the Distribution decide to abandon the Distribution or modify or change the terms of the Distribution, including by accelerating or delaying the timing of the consummation of all or part of the Distribution. Without limiting the foregoing, the Board shall have the right not to complete the Distribution if, at any time prior to the Effective Time, the Board shall have determined, in its sole discretion, that the Distribution is not in the best interests of Exelis or its shareholders or other constituents, that a sale or other alternative is in the best interests of Exelis or its shareholders or other constituents or that it is not advisable at that time for Vectrus to separate from Exelis.

Section 4.4. Conditions to Distribution. Subject to Section 4.3, the following are conditions to the consummation of the Distribution. The conditions are for the sole benefit of Exelis and shall not give rise to or create any duty on the part of Exelis or the Board to waive or not waive any such condition.

(a) The Form 10 shall have been declared effective by the Commission, no stop order suspending the effectiveness thereof shall be in effect, no proceedings for such purpose shall be pending before or threatened by the Commission, and the Information Statement, or a notice of internet availability thereof, shall have been mailed to the holders of Exelis Common Stock;

(b) The Vectrus Common Stock to be delivered in the Distribution shall have been approved for listing on the NYSE, subject to official notice of distribution;

(c) Prior to the Distribution Date, Exelis shall have obtained an opinion from Simpson Thacher & Bartlett LLP, its tax counsel, in form and substance satisfactory to Exelis (in its sole discretion), to the effect that the Distribution will qualify as a tax-free distribution under Section 355 of the Code;

(d) Prior to the Distribution Date, the Board shall have obtained opinions from a nationally recognized valuation firm, in form and substance satisfactory to Exelis, with respect to the capital adequacy and solvency of each of Exelis and Vectrus;

(e) Any material Governmental Approvals and other Consents necessary to consummate the Distribution or any portion thereof shall have been obtained and be in full force and effect, it being understood that, for the avoidance of doubt, the Governmental Approvals and Consents contemplated by Section 2.6 and Section 2.9 shall not be deemed necessary to consummate the Distribution;

(f) No order, injunction or decree issued by any Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of all or any portion of the Distribution shall be pending, threatened, issued or in effect, and no other event outside the control of Exelis shall have occurred or failed to occur that prevents the consummation of all or any portion of the Distribution;

(g) No other events or developments shall have occurred or failed to occur prior to the Distribution Date that, in the judgment of the Board, would result in the Distribution having a material adverse effect on Exelis or its shareholders;

(h) The Financing Arrangements described in the Information Statement as having occurred prior to the Distribution shall have been consummated on or prior to the Distribution Date (including any funding thereunder contemplated to take place and any cash contributions or distributions of the proceeds thereof anticipated to take place (including the cash contribution set forth under Step 7 of the Plan of Separation), on or prior to the Distribution Date);

(i) The Plan of Separation shall have been completed, except for such steps as Exelis in its sole discretion shall have determined may be completed after the Effective Time;

(j) The actions and events set forth in Sections 3.1, 3.2, 3.3 and 3.4 shall have occurred;

(k) The Board shall have authorized the Distribution, which authorization may be given or withheld at its absolute and sole discretion;

(l) In the event the Distribution is for any reason postponed more than one hundred twenty (120) days after [—], the Board shall have redetermined, as of such postponed Distribution Date, that the Distribution satisfies the requirements of Indiana Business Corporation Law governing distributions; and

(m) Each Ancillary Agreement shall have been executed by each party thereto.

ARTICLE V

CERTAIN COVENANTS

Section 5.1. No Solicit; No Hire; Agreement Not to Compete.

(a) Neither Exelis nor Vectrus or any member of their respective Groups shall, from the Effective Time through and including the date set forth on Schedule 5.1, without the prior written consent of the other Party, directly or indirectly, recruit, solicit, hire or retain any person who is an employee specified on Schedule 5.1 of the other Party or its Subsidiaries as of the Effective Time or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, the other Party or its Subsidiaries; provided, however, that (i) nothing in this Section 5.1 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of such other Party or, except with respect to employees defined as “CEO” and “Directly Reporting Employees” on Schedule 5.1, any hiring as a result thereof; provided, that the applicable Party has not encouraged or advised such firm to approach any such employee or Party and (ii) the prohibitions of this Section 5.1 shall not apply (A) with respect to employees who have been terminated by a Party and (B) following a Change in Control of Exelis or Vectrus, as applicable, with respect to the employees of such Party. The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(b) Non-Competition.

(i) Whenever used in this Section 5.1(b), the term “Competition” means performing, or competing in any way against any member of the Exelis Group for any work under, the TARS Contract (or any follow-on contract thereto (or rebid or recompete thereof) relating to tethered aerostat airborne surveillance), whether as currently in effect, as amended (by adding additional capabilities or otherwise) or as may be divided into separate contracts; and the business capture and proposal pursuit of any similar or related work with the DHS to the extent relating to tethered aerostat airborne surveillance and/or the ground infrastructure in support thereof.

(ii) Neither Vectrus nor any of its Subsidiaries shall, and they shall cause their controlled Affiliates with respect to which they have the power to direct or cause the direction of activities that would contravene this Section 5.1(b) (“Controlled Affiliates”) not to, for the period commencing on the Distribution Date and ending on the third (3rd) anniversary of the Distribution Date (such third anniversary the “Non-Compete End Date”), directly or indirectly, engage in (including by way of operation, common management or ownership of any Person; as a subcontractor or otherwise as part of a team with any Person; or by acting as a consultant to any other Person) any Competition anywhere in the world. Notwithstanding the foregoing, however, Vectrus, its Subsidiaries and its Controlled Affiliates may, without violating this covenant:

(A) perform any work under a contract with Exelis or any other member of the Exelis Group;

(B) take any action in preparation to submit a bid or otherwise engage in Competition that will not be submitted or conducted until after the Non-Compete End Date; and

(C) acquire any Person that engages in Competition provided that (1) the acquisition of the business conducted by such Person that engages in Competition is not the primary purpose of such acquisition and (2) Vectrus does not share any Confidential Information relating to the TARS Contract with such Person.

(iii) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 5.1 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. If it is ever held that the restrictions placed on Vectrus, its Subsidiaries and its Controlled Affiliates are too broad to permit enforcement of such restrictions to their fullest extent, Vectrus (on its behalf and on behalf of its Subsidiaries and its Controlled Affiliates described above) agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by applicable Law, and hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 5.2. Intellectual Property. Neither Party shall use or exploit the Intellectual Property of the other Party after the Effective Time, except (i) as permitted in the Ancillary Agreements, (ii) as required by applicable Law; (iii) as permitted by the “fair use” doctrine or defense, or (iv) for neutral, non-trademark use of the other Parties’ Trademarks to describe the history of each Party’s respective business.

Section 5.3. Administration of Specified Shared Expenses. Exelis shall be responsible for administering each Specified Shared Expense. Each Party shall be responsible for payment of its Applicable Percentage of any Specified Shared Expense, except with respect to (i) certain Specified Shared Expenses that are otherwise allocated among the Parties pursuant to the Tax Matters Agreement and (ii) certain Specified Shared Expenses otherwise allocated among the parties as set forth on Schedule 1.1(71). Exelis shall invoice Vectrus on a quarterly basis, and Vectrus shall promptly following invoice reimburse Exelis for its allocable share of such Specified Shared Expenses. In addition, Exelis shall, in connection with each invoice, provide a quarterly estimated budget (for informational and planning purposes only) to Vectrus of Specified Shared Expenses for the following quarter.

Section 5.4. Access to Personnel and Cooperation. Each employee of a Party (or a member of such Party’s Group) shall be entitled to communicate with employees of the other Party (or a member of such Party’s Group), subject to compliance with the other provisions of this Agreement (including Section 5.1 and Section 8.1) and the Ancillary Agreements. From and after the Effective Time and subject to compliance with the other provisions this Agreement (including Section 5.1 and Section 8.1) and the Ancillary Agreements, each Party shall, and shall cause each of its respective Affiliates and employees to, (i) provide reasonable cooperation and assistance to the other Party (and any member of its Group) for any matter reasonably requested in connection with the completion of the Plan of Separation (including assisting in the preparation of the Distribution), (ii) provide knowledge transfer regarding Vectrus’s Business or Exelis’ historical business that is known by the applicable Party’s employees, at the reasonable request of the other Party or any of its employees, (iii) in the case of Exelis, reasonably assist

Vectrus in the orderly and efficient transition in becoming an independent company, (iv) reasonably assist the other Party in connection with requests for information from, audits or other examinations of, such other Party by a Governmental Entity and (v) reasonably assist the other Party in connection with requests for information with respect to conduct prior to the Effective Time by any employee of such other Party insofar as such conduct was the subject of any reported concern, inquiry or investigation relating to non-compliance with any policy governing standards of ethical conduct, subject to appropriate restrictions for classified Information, Privileged Information and Confidential Information; provided, however, that no Party shall be required to provide to the other Party any such information (A) that is not permitted to be disclosed under applicable Law, or (B) the unauthorized use or disclosure of which could adversely affect such Party; in each case, except as may otherwise be agreed to by the Parties in writing, at no additional cost to the Party requesting such assistance other than for the actual out-of-pocket costs (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) incurred by any such Party, if applicable. In furtherance of, and without limiting, the foregoing, each Party shall make reasonably available those employees with particular knowledge of any function or service of which the other Party was not allocated the employees, agents or consultants involved in such function or service in connection with the Plan of Separation (including, employee benefits functions, risk management, etc.).

Section 5.5. Periodic Meetings. Unless otherwise agreed to by the Parties, at least once during each fiscal quarter during the two (2) year period following the Distribution Date, the Parties shall hold a meeting for the purpose of sharing Information related to this Agreement, any Shared Contingent Liabilities or the preparation of a Party’s financial statements. Each Party shall designate between one (1) and three (3) persons as its standing representatives for such meetings. The Managing Party shall be responsible for scheduling such meeting at reasonably consistent and convenient times and on no less than thirty (30) days’ notice. The Parties’ standing representatives and others may participate in such meetings in person or other medium by which all participants may hear each other.

Section 5.6. Office Space.

(a) Exelis Headquarters Office Space. Exelis’ corporate headquarters as of the Effective Time will be located at 1650 Tysons Boulevard, Suite 1700, McLean, Virginia 22102.

(b) Vectrus Headquarters Office Space. Vectrus’s corporate headquarters as of the Effective Time will be located at 655 Space Center Drive, Colorado Springs, Colorado 80915.

ARTICLE VI

SHARED CONTINGENT LIABILITIES AND SHARED CONTINGENT ASSETS

Section 6.1. Shared Contingent Liabilities. From and after the Effective Time, except as otherwise expressly set forth in this Article VI or the Tax Matters Agreement (with respect to Taxes) and without limiting the indemnification provisions of Article VII, Exelis and Vectrus shall each be responsible for (i) its Applicable Percentage of any Shared Contingent Liabilities pursuant to and in accordance with the relevant provisions of Article VII and, without duplication, (ii) its Applicable Percentage of any Specified Shared Expenses related to or arising out of any Shared Contingent Liability. Any amounts owed in respect of any Shared Contingent Liabilities other than Specified Shared Expenses (which are addressed pursuant to Section 5.3) shall be remitted promptly after the Party entitled to such amount provides an invoice (including reasonable supporting Information with respect thereto and a calculation of the amounts owed by each Party based on such Party’s Applicable Percentage) to the Party owing such amount and such costs and expenses shall be included in the calculation of the amount of the applicable Shared Contingent Liability in determining the reimbursement obligations of the other Party with respect thereto; provided, however, that if so directed by the Party providing the invoice, in lieu of remitting amounts directly to the Party providing the invoice, the owing Party shall remit the owed amount directly to the appropriate third party or parties or to an account established by the invoicing Party for the benefit of the Parties, in which case each Party shall contribute its Applicable Percentage of such amount to such account for the benefit of the Parties. It shall not be a defense to any obligation by a Party to pay any amounts, whether pursuant to this Article VI or in respect of Indemnifiable Losses pursuant to Article VII, in respect of any Shared Contingent Liability that (i) such Party was not consulted in the defense or management thereof, (ii) that such Party’s views or opinions as to the conduct of such defense were not accepted or adopted, (iii) that such Party does not approve of the quality or manner of the defense thereof or (iv) that such Shared Contingent Liability was incurred by reason of a settlement rather than by a judgment or other determination of Liability (even if, subject in each case to Section 7.4(f), such settlement was effected without the consent or over the objection of such Party); provided that the foregoing is not meant to limit the Managing Party’s obligation to keep the other Party informed pursuant to Section 6.3(d). Notwithstanding the foregoing, no Party shall be required to pay its share of any final settlement in connection with any Shared Contingent Liability unless the final settlement agreement in connection therewith shall provide for a full and unconditional release of such Party.

Section 6.2. Shared Contingent Assets. From and after the Effective Time, to the extent that a Party or any member of its Group receives from a third party any proceeds of any kind arising out of a Shared Contingent Asset, such Party shall, or shall cause the applicable member of its Group to, promptly (but in no event later than thirty (30) days following receipt thereof, unless there is a good faith open question as to whether such proceeds are in fact Shared Contingent Assets and the matter has been submitted for resolution pursuant to the terms of this Agreement, in which case, promptly following the final determination thereof) transfer such amounts to the other Party pursuant to and in accordance with its Applicable Percentage.

Section 6.3. Management of Shared Contingent Liabilities and Shared Contingent Assets.

(a) “Managing Party” shall initially mean Exelis or Vectrus, if identified on Schedules 1.1(69) or (70); provided, however, Vectrus may become the Managing Party with respect to any Shared Contingent Liabilities or Shared Contingent Assets or other matters set forth in this Agreement upon the prior written agreement of each of the Parties.

(b) Except as provided in the Tax Matters Agreement (with respect to management of Tax Contests), the Managing Party shall, on behalf of itself and the other Party, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Shared Contingent Liability or Shared Contingent Asset. The Managing Party shall use its commercially reasonable efforts to promptly notify the other Party in the event that it (i) receives notice of any Shared Contingent Liability including any claim or demand relating thereto or (ii) commences an Action with respect to a Shared Contingent Asset; provided, that the failure to provide such notice shall not give rise to any rights on the part of the other Party against the Managing Party or affect any other provision of this Section 6.3, except to the extent the other Party is actually and materially prejudiced thereby in a manner different from the Managing Party. No Party other than the Managing Party shall consent to the entry of any judgment or enter into any settlement with respect to any Shared Contingent Liability without the prior written consent of the Managing Party. For the avoidance of doubt, any settlement by the Managing Party shall be subject to Section 7.4(f).

(c) Each Party acknowledges that the Managing Party may elect not to pursue any Shared Contingent Asset for any reason whatsoever (including a different assessment of the merits of any Action, claim or right as compared with the other Party or any business reasons that may be in the best interests of the Managing Party or a member of such Managing Party’s Group without regard to the best interests of any member of the other Party’s Group) and that no member of the Group of which the Managing Party is a member shall have any Liability to any Person (including any member of the other Party’s Group) as a result of any such determination. If the Managing Party elects not to pursue such Shared Contingent Asset, the other Party may pursue such Shared Contingent Asset, provided that notwithstanding anything herein to the contrary, the costs and benefits of such pursuit shall be borne solely by such other Party, with no obligation to share any proceeds from such claim.

(d) The Managing Party shall on a quarterly basis, or if a material development occurs as soon as reasonably practicable thereafter, inform the other Party of the status of and developments relating to any matter involving a Shared Contingent Asset or a Shared Contingent Liability and provide copies of any material document, notices or other materials related to such matters; provided, that the failure to provide any such information shall not be a basis for liability of the Managing Party except and solely to the extent the receiving Party shall have been actually and materially prejudiced thereby in a manner different than the Managing Party. Each Party shall cooperate fully with the Managing Party in its management of any of such Shared Contingent Asset or Shared Contingent Liability and shall take such actions in connection therewith that the Managing Party reasonably requests (including providing access to such Party’s Records and other Information and employees as set forth in Section 6.4).

(e) In the event of any dispute as to whether any Asset or Liability is a Shared Contingent Asset or a Shared Contingent Liability, the Managing Party may, but shall not be obligated to, commence prosecution, other assertion or defense of such claim or right pending resolution of such dispute. In the event that the Managing Party commences any such prosecution, assertion or defense and, upon resolution of the dispute (pursuant to Article IX or otherwise), it is determined that such Asset or Liability is not a Shared Contingent Asset or a Shared Contingent Liability, as the case may be, and that such Asset or Liability belongs to the other Party, pursuant to the provisions of this Agreement or any Ancillary Agreement, the Managing Party shall cease the prosecution, assertion or defense of such right or claim and control thereof shall be transferred to the other Party. In such event, the other Party shall promptly reimburse the Managing Party for all out-of-pocket costs and expenses incurred to such date in connection with the prosecution, assertion or defense of such claim or right (which shall not include the costs of salaries and benefits of employees of the Managing Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing).

(f) Until and unless the Managing Party assumes responsibility for defending a Shared Contingent Liability, such other Party against which a Third Party Claim may be brought may defend such Third Party Claim, with its costs and expenses to be borne by the Parties in accordance with their Applicable Percentages. If the other Party is conducting the defense of any such Shared Contingent Liability, the Managing Party shall cooperate with such other Party in such defense and make available to such other Party all witnesses, pertinent Information, and material in the Managing Party’s possession or under such Managing Party’s control relating thereto as are reasonably required by such other Party (with the costs of the foregoing to be borne by the Parties in accordance with their Applicable Percentages).

(g) Unless the Managing Party has failed to assume the defense of a Shared Contingent Liability in accordance with the terms of this Agreement, the other Party may not settle or compromise any Shared Contingent Liability without the prior written consent of the Managing Party, which consent shall not be unreasonably withheld or delayed.

(h) In the case of any Shared Contingent Liability, the Managing Party shall not consent to entry of any judgment or enter into any settlement of the Shared Contingent Liability without the prior written consent of the other Party (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment or other non-monetary relief, to be entered, directly or indirectly, against the other Party, provided that the consent of the other Party shall not be required if such relief would be imposed on both the Managing Party and the other Party.

Section 6.4. Access to Information; Certain Services; Expenses.

(a) Access to Information and Employees by the Managing Party. Unless otherwise prohibited by Law, in connection with the management and disposition of any Shared Contingent Asset or Shared Contingent Liability, the other Party shall make readily available to and afford to the Managing Party and its authorized accountants, counsel and other designated representatives reasonable access, subject to appropriate restrictions for classified Information, Confidential Information or Privileged Information, to the employees, properties, Records and other Information of such Party and the members of such Party’s Group insofar as such access relates to the relevant Shared Contingent Asset or Shared Contingent Liability; it being understood by such other Party that such access as well as any services provided pursuant to Section 6.4(b) below may require a significant time commitment on the part of such other Party’s employees and that any such commitment shall not otherwise limit any of the rights or obligations set forth in this Article VI; it also being understood that such access and such services provided shall not unreasonably interfere with any of such Party’s employees’ normal functions. Nothing in this Section 6.4(a) shall require a Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary information relating to that third party or its business; provided, however, that in the event that a Party is required to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

(b) Certain Services. Each of Exelis and Vectrus shall make available to the other, upon reasonable written request, its and its Subsidiaries’ officers, directors, employees, counsel and agents to assist in the management (including, if applicable, as witnesses in any Action) of any Shared Contingent Asset or Shared Contingent Liability to the extent that such Persons may reasonably be required in connection with the prosecution, defense or day-to-day management of any Shared Contingent Asset or Shared Contingent Liability. In respect of the foregoing, Schedules 1.1(75) and (76) sets forth certain identified Shared Contingent Assets and Shared Contingent Liabilities, respectively, and identify (but do not limit) those employees and agents who shall assist the Managing Party in its management of such Shared Contingent Assets and Shared Contingent Liabilities.

(c) Costs and Expenses Relating to Access by the Managing Party. Except as otherwise provided in any Ancillary Agreement, the provision of access and other services pursuant to this Section 6.4 (including by the Managing Party) shall be borne by the Party providing such access and services (other than for actual out-of-pocket costs and expenses, which shall constitute Specified Shared Expenses) and shall be shared by the Parties accordingly.

(d) Other Specified Shared Expenses. The Managing Party (and the Party providing assistance to the Managing Party pursuant to Section 6.4(b)) shall be entitled, upon presentation of reasonable supporting documentation thereof, to reimbursement by the other Party (in accordance with their Applicable Percentages) of any out-of-pocket costs and expenses (which shall include the pro rata portion of the costs of salaries and benefits of such employees with respect to whom at least 30% of their professional time over period of one-month or greater is dedicated to the management or defense of such Shared Contingent Liability) related to or arising out of defending or managing any such Shared Contingent Asset or Shared Contingent Liability from the other Party, from time to time when invoiced, but no more frequently than quarterly, in advance of a final determination or resolution of any Action related to a Shared Contingent Asset or Shared Contingent Liability. Specified Shared Expenses in respect of Shared Contingent Liabilities shall also include the reasonable out-of-pocket costs and expenses of defending, managing or providing assistance to the Managing Party pursuant to Section 6.4(b) with respect to any Shared Contingent Asset or Shared Contingent Liability, which shall include any amounts with respect to a bond, prepayment or similar security or obligation required (or determined to be advisable by the Managing Party) to be posted by the Managing Party in respect of any claim and shall not include the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing.

Section 6.5. Notice Relating to Shared Contingent Assets and Shared Contingent Liabilities; Disputes.

(a) In the event that a Party or any member of such Party’s Group or any of their respective Affiliates, becomes aware of (i) any Asset or Liability that may be a Shared Contingent Asset or Shared Contingent Liability, (ii) any matter or occurrence that has given or could give rise to a Shared Contingent Asset or Shared Contingent Liability or (iii) any matter that is material and is reasonably relevant to the Managing Party’s ongoing or future management, prosecution, defense and/or administration of any Shared Contingent Asset or Shared Contingent Liability, such Party shall promptly (but in any event within thirty (30) days of becoming aware, unless, by its nature the subject matter of such notice would require earlier notice) notify the other Party of any such matter (setting forth in reasonable detail the subject matter thereof); provided, however, that no Party shall be liable for the failure to provide such notice except and solely to the extent the other Party shall have been actually prejudiced as a result of such failure.

(b) In the event that a Party disagrees whether a claim, obligation, Asset or Liability is a Shared Contingent Asset or Shared Contingent Liability or whether such claim, obligation, Asset or Liability is an Asset or Liability allocated to one of the Parties pursuant to this Agreement or any Ancillary Agreement, then such matter shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article IX.

Section 6.6. Cooperation with Governmental Entity. If, in connection with any Shared Contingent Asset or Shared Contingent Liability, a Party is required by Law to respond to and/or cooperate with a Governmental Entity, such Party shall be entitled to cooperate and respond to such Governmental Entity after, to the extent practicable under the specific circumstances, consultation with the Managing Party with respect to such Shared Contingent Asset or Shared Contingent Liability; provided, that to the extent such consultation was not practicable such Party shall promptly inform the Managing Party of such cooperation and/or response to the Governmental Entity and the subject matter thereof. In the event that a Party is requested or required by any Governmental Entity in connection with any Shared Contingent Asset or Shared Contingent Liability pursuant to written or oral question or request for Information or documents in any legal or administrative proceeding, review, interrogatory, subpoena, investigation, demand, or similar process, such Party shall notify the Managing Party promptly of the request or requirement and such Party’s response thereto, and shall use commercially reasonable efforts to consult with the Managing Party with respect to the nature of such Party’s response to the extent practicable and not in violation of any attorney-client Privilege or legal process.

Section 6.7. Default. In the event that a Party defaults in any full or partial payment in respect of any Shared Contingent Asset or Shared Contingent Liability (as provided in this Article VI and in Article VII), including the payment of the costs and expenses of the Managing Party, then the non-defaulting Party shall be required to pay the amount in default; provided, however, that any such payment by a non-defaulting Party shall in no way release the defaulting Party from its obligations to pay its obligations in respect of such Shared Contingent Asset or Shared Contingent Liability (both for past and future obligations) and any non-defaulting Party may exercise any available legal remedies available against such defaulting Party, including by off-setting any proceeds from a Shared Contingent Asset.

ARTICLE VII

INDEMNIFICATION

Section 7.1. Release of Pre-Distribution Claims.

(a) Except (i) as provided in Section 7.1(b), (ii) as may be otherwise expressly provided in this Agreement or in any Ancillary Agreement and (iii) for any matter for which a Party is entitled to indemnification pursuant to this Article VII, each Party (A) for itself and each member of its respective Group, their respective Affiliates as of the Effective Time and, to the extent legally permissible, all Persons who at any time prior to the Effective Time were directors, officers, agents or employees of any member of their Group (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, does hereby remise, release and forever discharge the other Party and the other members of such other Party’s Group, their respective Affiliates and all Persons who at any time prior to the Effective Time were shareholders, directors, officers, agents or employees of any member of such other Party (in their respective capacities as such), in each case, together with their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever, whether at Law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Effective Time, including in connection with the Plan of Separation and all other activities to implement it and the Distribution and any of the other transactions contemplated hereunder and under the Ancillary Agreements and (B) in any event will not, and will cause its respective Subsidiaries not to, bring any Action or claim against any member of the other Groups in respect of any such Liabilities.

(b) Nothing contained in Section 7.1(a), Section 2.4(a) and Section 2.5(b) shall impair or otherwise affect any right of either Party and, as applicable, a member of such Party’s Group, to enforce this Agreement, any Ancillary Agreement or any agreements, arrangements, commitments or understandings contemplated in this Agreement or in any Ancillary Agreement to continue in effect after the Effective Time. In addition, nothing contained in Section 7.1(a) shall release any person from:

(i) any Liability Assumed, Transferred or allocated to a Party or a member of such Party’s Group pursuant to or contemplated by, or any other Liability of any member of such Group under, this Agreement or any Ancillary Agreement including (A) with respect to any Shared Contingent Liability, (B) with respect to Exelis, any Exelis Retained Liability, and (C) with respect to Vectrus, any Vectrus Liability;

(ii) any Liability for the sale, lease, construction, manufacture or receipt of goods, property or services purchased, obtained or used in the ordinary course of business by a member of one Group from or on behalf of a member of the other Party’s Group prior to the Effective Time;

(iii) any Liability provided in or resulting from any other Contract or understanding that is entered into after the Effective Time between one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand;

(iv) any Liability with respect to any Continuing Arrangements;

(v) any Liability that the Parties may have with respect to indemnification pursuant to this Agreement or otherwise for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of this Agreement and, in particular, this Article VII and, if applicable, the appropriate provisions of the Ancillary Agreements; and

(vi) any Liability of a Party in respect of third party claims involving products manufactured or services provided by both the Vectrus Business and the Exelis Retained Business (e.g. products sold by one Business including components manufactured by the other Business, or services provided by one Business using products manufactured or services provided by, whether under subcontract or otherwise, the other Business) prior to the Effective Time.

In addition, nothing contained in Section 7.1(a) shall release Exelis from indemnifying any director, officer or employee of Vectrus who was a director, officer or employee of Exelis or any of its Affiliates prior to the Effective Time or the Distribution Date, as the case may be, to the extent such director, officer or employee is or becomes a named defendant in any Action with respect to which he or she was entitled to such indemnification pursuant to then existing obligations.

(c) Each Party shall not, and shall not permit any member of its Group to, make any claim, demand or offset, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against any other Party or any member of any other Party’s Group, or any other Person released pursuant to Section 7.1(a), with respect to any Liabilities released pursuant to Section 7.1(a).

(d) It is the intent of each Party, by virtue of the provisions of this Section 7.1, to provide, to the fullest extent permitted by applicable Law, for a full and complete release and discharge of all Liabilities existing or arising from all acts and events occurring or failing to occur or alleged to have occurred or to have failed to occur and all conditions existing or alleged to have existed at or before the Effective Time, whether known or unknown, between or among one Party (and/or a member of such Party’s Group), on the one hand, and the other Party (and/or a member of such Party’s Group), on the other hand (including any contractual agreements or arrangements existing or alleged to exist between or among any such members at or before the Effective Time), except as specifically set forth in Sections 7.1(a) and 7.1(b). At any time, at the reasonable request of a Party, the other Party shall cause each member of its respective Group and, to the extent practicable, each other Person on whose behalf it released Liabilities pursuant to this Section 7.1 to execute and deliver releases, to the fullest extent permitted by applicable Law, reflecting the provisions hereof.

Section 7.2. Indemnification by Exelis. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Exelis shall and shall cause the other members of the Exelis Group to indemnify, defend and hold harmless the

Vectrus Indemnitees from and against any and all Indemnifiable Losses of the Vectrus Indemnitees arising out of, by reason of or otherwise in connection with (a) the Exelis Retained Liabilities or alleged Exelis Retained Liabilities or (b) any breach by Exelis of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.3. Indemnification by Vectrus. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, following the Effective Time, Vectrus shall and shall cause the other members of the Vectrus Group to indemnify, defend and hold harmless the Exelis Indemnitees from and against any and all Indemnifiable Losses of the Exelis Indemnitees arising out of, by reason of or otherwise in connection with (a) the Vectrus Liabilities or alleged Vectrus Liabilities (including in connection with a claim for indemnification brought by ITT against Exelis under the ITT Distribution Agreement, or any agreement ancillary thereto, relating to Vectrus Liabilities or alleged Vectrus Liabilities) or (b) any breach by Vectrus of any provision of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein, in which case any such indemnification claims shall be made thereunder.

Section 7.4. Procedures for Indemnification.

(a) Other than with respect to Third Party Claims, which shall be governed by Section 7.4(b), and Shared Contingent Liabilities, which shall be governed by Section 6.1, each Exelis Indemnitee and Vectrus Indemnitee (each, an “Indemnitee”) shall notify in writing, with respect to any matter that such Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement, the Party which is or may be required pursuant to this Article VII or pursuant to any Ancillary Agreement to make such indemnification (the “Indemnifying Party”), within thirty (30) days of such determination, stating the amount of the Indemnifiable Loss claimed, if known, and method of computation thereof, and referring to the provisions of this Agreement in respect of which such right of indemnification is claimed by such Indemnitee or arises; provided, however, that the failure to provide such written notice shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Each such Indemnitee shall provide the Indemnifying Party with reasonable access, upon reasonable prior written notice and during normal business hours, in a manner so as not to unreasonably interfere in any material respect with the normal business operations of such Indemnitee, to its books and records, properties and personnel relating to the claim the Indemnitee has determined has given or could give rise to a right of indemnification under this Agreement or any Ancillary Agreement.

(b) Third Party Claims. If a claim or demand is made against an Indemnitee by any Person who is not a party to this Agreement (a “Third Party Claim”) as to which such Indemnitee is or may be entitled to indemnification pursuant to this Agreement or any Ancillary Agreement, such Indemnitee shall notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within thirty (30) days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that the failure to provide notice of any such Third Party Claim pursuant to this or the preceding sentence shall not release the Indemnifying Party from any of its obligations except and solely to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure. If a Party shall receive notice or otherwise learn of the assertion of a Third Party Claim which may reasonably be determined to be a Shared Contingent Liability, such Party, as appropriate, shall give the Managing Party written notice thereof within thirty (30) days after such Person becomes aware of such Third Party Claim subject to and in compliance with Section 6.5. Thereafter, the Indemnitee shall deliver to the Indemnifying Party (and, if applicable, to the Managing Party), promptly (and in any event within five (5) Business Days) after the Indemnitee’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

(c) Other than in the case of (i) a Shared Contingent Liability (the defense of which shall be assumed and controlled by the Managing Party), or (ii) Taxes addressed in the Tax Matters Agreement, which shall be addressed as set forth therein, an Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, if it so chooses, to assume the defense thereof, at such Indemnifying Party’s own cost and expense and by such Indemnifying Party’s own counsel, that is reasonably acceptable to the applicable Indemnitees, within thirty (30) days of the receipt of such notice from such Indemnitees; provided, however, that the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim to the extent such Third Party Claim (x) is an allegation of a criminal violation or (y) seeks injunctive relief against the Indemnitee. In connection with the Indemnifying Party’s defense of a Third Party Claim, such Indemnitee shall have the right to employ separate counsel and to participate in (but not control) the defense, compromise, or settlement thereof, at its own expense and, in any event, shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party, at the Indemnifying Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnitee’s possession or under such Indemnitee’s control relating thereto as are reasonably required by the Indemnifying Party; provided, however, that in the event of a conflict of interest between the Indemnifying Party and the applicable Indemnitee(s), such Indemnitee(s) shall be entitled to retain, at the Indemnifying Party’s expense, separate counsel as required by the applicable rules of professional conduct with respect to such matter; provided, further, that if (i) the Third Party Claim is not a Shared Contingent Liability and (ii) the Indemnifying Party has assumed the defense of the Third Party Claim but has specified, and continues to assert, any reservations or exceptions to such defense or to its liability therefor, then, in any such case, the reasonable fees and expenses of one separate counsel for all Indemnitees shall be borne by the Indemnifying Party.

(d) Notwithstanding any assumption of defense of a Third Party Claim by an Indemnifying Party in accordance with Section 7.5(a), in the event that in the course of defending such Third Party Claim the Indemnifying Party becomes aware that the subject matter of such Third Party Claim relates to a Liability of the other Party and not to a Liability of such Indemnifying Party, then the Indemnifying Party shall, subject to the prior written consent of the other Party to which such Liability belongs (which consent shall not be unreasonably withheld or delayed), use commercially reasonable efforts to transfer the defense of such claim to such other Party, and shall thereafter cooperate fully with such other Party in such defense and make available to such other Party, at such Party’s expense, all witnesses, pertinent Information, materials and information in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating to such Third Party Claim as are reasonably required by such other Party.

(e) Other than in the case of a Shared Contingent Liability, if an Indemnifying Party fails for any reason to assume responsibility for defending a Third Party Claim within the time specified, an Indemnitee may defend such Third Party Claim at the cost and expense of the Indemnifying Party. If the Indemnitee is conducting the defense against any such Third Party Claim, the Indemnifying Party shall cooperate with the Indemnitee in such defense and make available to the Indemnitee, at the Indemnitee’s expense, all witnesses, pertinent Information, and material in such Indemnifying Party’s possession or under such Indemnifying Party’s control relating thereto as are reasonably required by the Indemnitee.

(f) Unless the Indemnifying Party has failed to assume the defense of the Third Party Claim in accordance with the terms of this Agreement, no Indemnitee may settle or compromise any Third Party Claim (with any Shared Contingent Liability governed by Article VI) without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

(g) In the case of a Third Party Claim (including in respect of a Shared Contingent Liability), no Indemnifying Party shall consent to entry of any judgment or enter into any settlement of the Third Party Claim without the prior written consent of the Indemnitee (not to be unreasonably withheld or delayed) if the effect thereof is to permit any injunction, declaratory judgment, other order or other non-monetary relief, to be entered, directly or indirectly, against any Indemnitee; it being understood that in the case of a Third Party Claim that is a Shared Contingent Liability, the Managing Party shall be subject to the same requirement to seek the consent of the other Party in connection with any such judgment or settlement, provided that the consent of the other Party shall not be required if such relief would be imposed on both the Managing Party and the other Party. For the avoidance of doubt, no such consent shall be required to the extent such judgment is solely for monetary damages.

(h) Notwithstanding anything to the contrary in this Article VII, subject to Article VI, the Managing Party shall, on behalf of the other Party, have sole and exclusive authority to, and shall actively and diligently, commence, prosecute, manage, control, settle, conduct or defend (or assume or conduct the defense of) or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals) with respect to any Action or Third Party Claim with respect to a Shared Contingent Liability.

(i) Except as otherwise set forth in Section 5.1, Article VI and Section 8.5, or as set forth in any Ancillary Agreement, absent fraud or willful misconduct by an Indemnifying Party, the indemnification provisions of this Article VII shall be the sole and exclusive remedy of an Indemnitee for any monetary or compensatory damages or losses resulting from any breach of this Agreement and each Indemnitee expressly waives and relinquishes any and all rights, claims or remedies such Person may have with respect to the foregoing other than under this Article VII against any Indemnifying Party. For the avoidance of doubt, all disputes in respect of this Article VII shall be resolved in accordance with Article IX.

Section 7.5. Cooperation in Defense and Settlement.

(a) With respect to any Third Party Claim that is not a Shared Contingent Liability and that implicates both Parties in any material respect due to the allocation of Liabilities, responsibilities for management of defense and related indemnities pursuant to this Agreement or any of the Ancillary Agreements, the Parties agree to use commercially reasonable efforts to cooperate fully and maintain a joint defense (in a manner that will preserve for all Parties any Privilege with respect thereto). The Party that is not responsible for managing the defense of any such Third Party Claim shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, retain counsel to assist in the defense of such claims.

(b) Each of Exelis and Vectrus agrees that at all times from and after the Effective Time, if an Action is commenced by a third party naming both Parties (or any member of such Parties’ respective Groups) as defendants and with respect to which a named Party (or any member of such Party’s respective Group) is a nominal defendant and/or such Action is otherwise not a Liability allocated to such named Party under this Agreement or any Ancillary Agreement, then the other Party shall use commercially reasonable efforts to cause such nominal defendant to be removed from such Action, as soon as reasonably practicable.

Section 7.6. Indemnification Payments. Indemnification required by this Article VII shall be made by periodic payments of the amount of Indemnifiable Losses in a timely fashion during the course of the investigation or defense, as and when bills are received or an Indemnifiable Loss incurred.

Section 7.7. Indemnification Obligations Net of Insurance Proceeds and Other Amounts.

(a) Any Indemnifiable Loss subject to indemnification pursuant to this Article VII including, for the avoidance of doubt, in respect of any Shared Contingent Liability, shall be calculated (i) net of insurance proceeds that actually reduce the amount of the Indemnifiable Loss, (ii) net of any proceeds received by the Indemnitee from any third party for indemnification for such Liability (to the extent such proceeds are not subject to insurer subrogation rights) that actually reduce the amount of the Indemnifiable Loss (“Third Party Proceeds”) and (iii) net of any Tax benefits actually realized in accordance with, and subject to, the principles set forth or referred to in Section 2.4(c) of the Tax Matters Agreement, and increased in accordance with, and subject to, the principles set forth in Section 2.4(b) of the Tax Matters Agreement. Accordingly, the amount which any Indemnifying Party is required to pay pursuant to this Article VII to any Indemnitee pursuant to this Article VII shall be reduced by any Insurance Proceeds or Third Party Proceeds theretofore actually recovered by or on behalf of the Indemnitee in respect of the related Indemnifiable Loss. If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Indemnifiable Loss (an “Indemnity Payment”) and subsequently receives Insurance Proceeds or Third Party Proceeds, then the Indemnitee shall pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if the Insurance Proceeds or Third Party Proceeds had been received, realized or recovered before the Indemnity Payment was made.

(b) The Parties acknowledge that the indemnification provisions hereof do not relieve any insurer who would otherwise be obligated to pay any claim to pay such claim. In furtherance of the foregoing, the Indemnitee shall use commercially reasonable efforts to seek to collect or recover any Insurance Proceeds and any Third Party Proceeds (other than Insurance Proceeds under an arrangement where future premiums are adjusted to reflect prior claims in excess of prior premiums or Insurance Proceeds under the Excluded Policies) to which the Indemnitee is entitled in connection with any Indemnifiable Loss for which the Indemnitee seeks indemnification pursuant to this Article VII; provided, that the Indemnitee’s inability to collect or recover any such Insurance Proceeds or Third Party Proceeds (despite having used commercially reasonable efforts) shall not limit the Indemnifying Party’s obligations hereunder.

Section 7.8. Additional Matters; Survival of Indemnities.

(a) The indemnity agreements contained in this Article VII shall remain operative and in full force and effect, regardless of (i) any investigation made by or on behalf of any Indemnitee; (ii) the knowledge by the Indemnitee of Indemnifiable Losses for which it might be entitled to indemnification hereunder; and (iii) any termination of this Agreement following the Effective Time.

(b) The rights and obligations of each Party and their respective Indemnitees under this Article VII shall survive the sale or other Transfer by a Party or its respective Subsidiaries of any Assets or businesses or the assignment by it of any Liabilities, with respect to any Indemnifiable Loss of any Indemnitee related to such Assets, businesses or Liabilities.

ARTICLE VIII

PRESERVATION OF RECORDS; ACCESS TO INFORMATION; CONFIDENTIALITY; PRIVILEGE

Section 8.1. Preservation of Corporate Records.

(a) Except to the extent otherwise provided herein or in any Ancillary Agreement, a Party providing Records or access to Information to the other Party under this Article VIII shall be entitled to receive from such other Party, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees of such Party or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing), as may be reasonably incurred in providing such Records or access to Information.

(b) The Parties shall comply with those document retention policies as shall be set forth on Schedule 8.1(b) hereto.

(c) Notwithstanding anything to the contrary herein and other than with respect to Tax Records (in which event the provisions of the Tax Matters Agreement shall govern), if on or before the sixth (6th) anniversary of the Distribution Date Exelis (or any Affiliate of Exelis) wishes to destroy any Records that were in existence as of the Effective Date and are stored pursuant to storage agreements with Iron Mountain, then Exelis shall (or shall cause such Affiliate to) give sixty (60) days’ prior written notice, including a reasonable description of the Records it wishes to destroy, to Vectrus and (to the extent permitted by applicable Law) Vectrus shall have the right at its option and expense, upon prior written notice given within such sixty (60) day period to Exelis, to take possession or make copies of such Records within thirty (30) days after the date such notice is given.

Section 8.2. Financial Statements and Accounting; Government Audits. Each Party agrees to provide assistance and reasonable access to its properties, Records, other Information and personnel set forth in this Section 8.2 at the request of the other Party, (i) at any time, with the consent of the other Party (not to be unreasonably withheld or delayed) for reasonable business purposes relating to financial reporting and other regulatory obligations (including disclosure obligations) or other obligations to Government Entities; (ii) from the Effective Time until the completion of each Party’s audit for the fiscal year ending December 31, 2015, in connection with the preparation and audit of each Party’s financial statements for the fiscal years ended December 31, 2014 and 2015 (including financial statements for any interim periods), the printing, filing and public dissemination of such financial statements and the audit of each Party’s internal controls over financial reporting and management’s assessment thereof and management’s assessment of each Party’s disclosure controls and procedures, if required; (iii) in the event that either Party changes its independent auditors within two (2) years following the Distribution Date, reasonable access on the terms set forth in this Section 8.2 for a period of up to one hundred and eighty (180) days from such change; and (iv) to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Entity, such as in connection with responding to a comment letter from the Commission or an audit request from the DCAA or DCMA. Without limiting the foregoing, each Party agrees as follows:

(a) Financial Statements. Each Party shall provide reasonable access to the other Party on a timely basis to all Information reasonably required to meet its schedule for the preparation, printing, filing, and public dissemination of its quarterly and annual financial statements and for management’s assessment of the effectiveness of its disclosure controls and procedures and its internal controls over financial reporting in accordance with Items 307 and 308, respectively, of Regulation S-K and, to the extent applicable to such Party, its auditor’s audit of its internal controls over financial reporting and management’s assessment thereof in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and the Commission’s and the Public Company Accounting Oversight Board’s rules and auditing standards thereunder, if required (such assessments and audit being referred to as the “Internal Control Audit and Management Assessments”). Without limiting the generality of the foregoing, each Party shall provide all required financial and other Information with respect to itself and its Subsidiaries to its auditors in a sufficient and reasonable time and in sufficient detail to permit its auditors to take all steps and perform all reviews necessary to provide sufficient assistance, if requested, to each other Party’s auditors with respect to Information to be included or contained in such other Party’s annual financial statements and to permit such other Party’s auditors and management to complete the Internal Control Audit and Management Assessments, for all required periods in the fiscal years ending December 31, 2014 and 2015.

(b) Access to Audit Personnel and Records. Except to the extent otherwise contemplated by the Ancillary Agreements, each Party shall authorize its respective auditors to make reasonably available to the other Party’s auditors (the “Other Party’s Auditors”) both the personnel who performed or are performing the annual audits of such audited Party (each Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party (subject to the execution of any reasonable and customary access letters that such Audited Party’s auditors may require in connection with the review of such work papers by such Other Party’s Auditors), in all cases within a reasonable time prior to such Audited Party’s auditors’ opinion date, so that the Other Party’s Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party’s auditors as it relates to their auditors’ report on such other Party’s financial statements, all within sufficient time to enable such other Party to meet its timetable for the printing, filing and public dissemination of its annual financial statements. Each Party shall make reasonably available to the Other Party and to such Other Party’s Auditors and management its personnel and Records and other Information in a reasonable time prior to the Other Party’s Auditors’ opinion date and other Party’s management’s assessment date so that the Other Party’s Auditors and other Party’s management are able to perform the procedures they reasonably consider necessary to conduct the Internal Control Audit and Management Assessments for 2014 and 2015.

(c) Annual Reports. Each Party shall deliver to the other Party a reasonably complete draft of the first report to be filed with the Commission (or otherwise) that includes its respective financial statements (in the form expected to be covered by the audit report of such Party’s independent auditors) for the year ended December 31, 2014 (such reports, collectively, the “Annual Reports”), on or prior to the time set forth on Schedule 8.2(c); provided, however, that each Party may continue to revise its respective Annual Report prior to the filing thereof, which changes shall be delivered to the other Party as soon as reasonably practicable. Each Party shall notify the other Party, as soon as reasonably practicable after becoming aware thereof, of any material accounting differences between the financial statements to be included in such Party’s Annual Report and the pro-forma financial statements included in the Form 10 or the Form 8-K to be filed by Exelis with the Commission at or about the time of the Distribution. If any such differences are notified by a Party, the Parties shall confer and/or meet as soon as reasonably practicable thereafter, and in any event prior to the filing of any Annual Report, to consult with each other in respect of such differences and the effects thereof on the Parties’ Annual Reports.

(d) Nothing in this Article VIII shall require either Party to violate any agreement with any third party regarding the confidentiality of confidential and proprietary Information relating to that third party or its business; provided, however, that in the event that a Party is required under this Section 8.2 to disclose any such Information, such Party shall use commercially reasonable efforts to seek to obtain such third party’s written consent to the disclosure of such Information.

Section 8.3. Provision of Information. Other than in circumstances in which indemnification is sought pursuant to Article VII (in which event the provisions of such Article shall govern) or for matters related to provision of Tax Records (in which event the provisions of the Tax Matters Agreement shall govern) and without limiting the applicable provisions of Article VI, and subject to appropriate restrictions for classified Information, Privileged Information or Confidential Information:

(a) If Information that is retained by Exelis (pursuant to the proviso in Section 1.1(83)(xii)) is (A) Exelis Information but used in or related to the Vectrus Business, Vectrus shall have the right to access and use such Information and make reasonable copies thereof but solely for its internal purposes consistent with past practice and for responding to any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation by or before, or otherwise involving, any court or other Governmental Entity, subject to applicable security restrictions and confidentiality obligations as set forth in Section 8.5 and (B) Vectrus Information, Vectrus shall have the right to access and use such Information and make reasonable copies thereof, which copies shall be included in the Vectrus Assets; and

(b) If Information that is retained by Vectrus (pursuant to the proviso in Section 1.1(37)(xi)) is (A) Vectrus Information but used in or related to the Exelis Retained Business, Exelis shall have the right to access and use such Information and make reasonable copies thereof but solely for its internal purposes consistent with past practice and for responding to any action, suit, litigation, petition, claim, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation by or before, or otherwise involving, any court or other Governmental Entity, subject to applicable security restrictions and confidentiality obligations as set forth in Section 8.5 and (B) Exelis Information, Exelis shall have the right to access and use such Information and make reasonable copies thereof, which copies shall be included in the Exelis Retained Assets.

(c) If Information that is in ITT’s possession is Vectrus Information or Information used in or related to the Vectrus Business, Exelis shall, at Vectrus’s reasonable request, take reasonable steps to provide Vectrus with the right to access and use such Information and make reasonable copies thereof, but solely for its internal purposes, and subject to applicable security restrictions and confidentiality obligations. For the avoidance of doubt, any provision of Vectrus Information pursuant to the foregoing is subject to ITT’s performance, and under no circumstances shall Exelis be liable to Vectrus due to ITT’s failure to so perform. Vectrus shall reimburse Exelis for any monies charged by ITT to Exelis for time spent on, out-of-pocket expenses incurred in connection with, or otherwise relating to, the provision of Vectrus Information pursuant to this Section 8.3(c).

Section 8.4. Witness Services. Except in the event the Parties are opposing one another in an Action, in which case normal discovery rules shall apply, at all times from and after the Effective Time, each of Exelis and Vectrus shall use its commercially reasonable efforts to make available to the other Party, upon reasonable written request, its and its Subsidiaries’ then-former (to the extent practicable) and then-current directors, officers, employees, other personnel and agents of such Party as witnesses and any Records or other Information within its control or which it otherwise has the ability to make available (other than materials covered by any Privilege) to the extent that such Persons (giving consideration to business demands of such directors, officers, employees, other personnel and agents) or Records or other Information may reasonably be required to testify, in the case of Persons, or be provided, in the case of Records or Information, in connection with the prosecution or defense of any Action in which the requesting Party may from time to time be involved (except for claims, demands or Actions between members of each Group). A Party providing a witness to the other Party under this Section 8.4 shall be entitled to receive from the recipient of such witness services, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses (which shall not include the costs of salaries and benefits of employees who are witnesses or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service as witnesses; provided that, notwithstanding the foregoing, the Party providing a witness (including in connection with any Shared Contingent Liability or Shared Contingent Asset) shall be entitled to receive the pro rata portion of the costs of salaries and benefits of such employees with respect to whom at least 30% of their professional time over a period of one-month or greater is dedicated to such witness services), as may be reasonably incurred and properly paid under applicable Law.

Section 8.5. Confidentiality.

(a) Notwithstanding any termination of this Agreement, each Party shall hold, and shall cause each of its respective Subsidiaries to hold, and shall cause its and their respective officers, employees, agents, consultants and advisors to hold, in strict confidence, and not to disclose or release or, except as otherwise permitted by this Agreement or any Ancillary Agreement, use, without the prior written consent of the Party to whom the Confidential Information relates (which may be withheld in such Party’s sole and absolute discretion, except where disclosure is required by applicable Law), any and all Confidential Information concerning or belonging to the other Party; provided, that each Party may disclose, or may permit disclosure of, Confidential Information (i) to its respective auditors, attorneys, financial advisors, bankers and other appropriate consultants and advisors who have a need to know such Information and are informed of the obligation to hold such Information confidential and in respect of whose failure to comply with such obligations, the applicable Party will be responsible, (ii) if either Party or any of its respective Subsidiaries is required or compelled to disclose any such Confidential Information by judicial or administrative process or by other requirements of Law or stock exchange rule or is advised by outside counsel in connection with a governmental proceeding that it is advisable to do so, (iii) as required in connection with any legal or other proceeding by one Party against the other Party, (iv) as necessary in order to permit a Party to prepare and disclose its financial statements, Tax Returns or other required disclosures, (v) as necessary for a Party to enforce its rights or perform its obligations under this Agreement (including pursuant to Section 2.3) or an Ancillary Agreement, (vi) to Governmental Entities in accordance with applicable procurement regulations and contract requirements or (vii) to other Persons in connection with their evaluation of, and negotiating and consummating, a potential strategic transaction, to the extent reasonably necessary in connection therewith, provided an appropriate and customary confidentiality agreement has been entered into with the Person receiving such Confidential Information. Notwithstanding the foregoing, in the event that any demand or request for disclosure of Confidential Information is made pursuant to clause (ii), (iii) or (vi) above, each Party, as applicable, shall promptly notify (to the extent permissible by Law) the Party to whom the Confidential Information relates of the existence of such request, demand or disclosure requirement and shall provide such affected Party a reasonable opportunity to seek an appropriate protective order or other remedy, which such Party will cooperate in obtaining to the extent reasonably practicable. In the event that such appropriate protective order or other remedy is not obtained, and in any case in the case of clauses (i), (iv), (v) and (vii), the Party which faces the disclosure requirement shall furnish only that portion of the Confidential Information that is required to be disclosed and shall take commercially reasonable steps to ensure that confidential treatment is accorded such Confidential Information.

(b) Each Party acknowledges that it and the other members of its Group may have in its or their possession confidential or proprietary Information of third parties that was received under confidentiality or non-disclosure agreements with such third party while such Party and/or members of its Group were part of the Exelis Group. Each Party shall comply, and shall cause the other members of its Group to comply, and shall cause its and their respective officers, employees, agents, consultants and advisors (or potential buyers) to comply, with all terms and conditions of any such third-party agreements entered into prior to the Effective Time, with respect to any confidential and proprietary Information of third parties to which it or any other member of its Group has had access.

(c) The Parties agree that irreparable damage may occur in the event that the provisions of this Section 8.5 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to seek an injunction or injunctions to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

(d) For the avoidance of doubt, the disclosure and sharing of Privileged Information shall be governed by Section 8.6 and not by this Section 8.5.

Section 8.6. Privilege Matters.

(a) Pre-Separation Services. The Parties (which term for the purposes of this Section 8.6 only shall also include any members of such Parties’ respective Groups) recognize that legal and other professional services that have been and will be provided prior to the Effective Time have been and will be rendered for the collective benefit of each of the members of the Exelis Group and the Vectrus Group, and that each of the members of the Exelis Group and the Vectrus Group should be deemed to be the client with respect to such pre-separation services for the purposes of asserting all privileges, immunities, or other protections from disclosure which may be asserted under applicable Law, including attorney-client privilege, business strategy privilege, joint defense privilege, common interest privilege, and protection under the work-product doctrine (“Privilege”). The Parties shall have a shared Privilege with respect to all Information subject to Privilege (“Privileged Information”) which relates to such pre-separation services. For the avoidance of doubt, Privileged Information within the scope of this Section 8.6 includes, but is not limited to, services rendered by legal counsel retained or employed by a Party, including outside counsel and in-house counsel.

(b) Post-Separation Services. The Parties recognize that legal and other professional services will be provided following the Effective Time to each of Exelis and Vectrus. The Parties further recognize that certain of such post-separation services will be rendered solely for the benefit of Exelis or Vectrus, as the case may be, while other such post-separation services may be rendered with respect to claims, proceedings, litigation, disputes, or other matters which involve both Exelis and Vectrus. With respect to such post-separation services and related Privileged Information, the Parties agree as follows:

(i) All Privileged Information relating to any claims, proceedings, litigation, disputes, or other matters which involve both Exelis and Vectrus shall be subject to a shared Privilege between the Parties involved in the claims, proceedings, litigation, disputes, or other matters at issue; and

(ii) Except as otherwise provided in Section 8.6(b)(i), Privileged Information relating to post-separation services provided solely to either Exelis or Vectrus shall not be deemed shared between the Parties, provided, that the foregoing shall not be construed or interpreted to restrict the right or authority of the Parties (x) to enter into any further agreement, not otherwise inconsistent with the terms of this Agreement, concerning the sharing of Privileged Information or (y) otherwise to share Privileged Information without waiving any Privilege which could be asserted under applicable Law.

(c) The Parties agree as follows regarding all Privileged Information with respect to which the Parties shall have a shared Privilege under Section 8.6(a) or (b):

(i) Subject to Section 8.6(c)(iii) and (iv), no Party may waive any Privilege which could be asserted under any applicable Law, and in which the other Party has a shared Privilege, without the consent of the other Party, which shall not be unreasonably withheld or delayed. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within ten (10) days after written notice by the requesting Party to the Party whose consent is sought;

(ii) If a dispute arises between the Parties regarding whether a Privilege should be waived to protect or advance the interest of a Party, each Party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other Party, and shall not unreasonably withhold consent to any request for waiver by the other Party. Each Party specifically agrees that it shall not withhold consent to waive for any purpose except to protect its own legitimate interests;

(iii) If, within ten (10) days of receipt by the requesting Party of written objection, the Parties have not succeeded in negotiating a resolution to any dispute regarding whether a Privilege should be waived, and the requesting Party determines that a Privilege should nonetheless be waived to protect or advance its interest, the requesting Party shall provide the objecting Party ten (10) days written notice prior to effecting such waiver. Each Party specifically agrees that failure within ten (10) days of receipt of such notice to commence proceedings in a court of competent jurisdiction to enjoin such disclosure under applicable Law shall be deemed full and effective consent to such disclosure; and

(iv) In the event of any litigation or dispute between the Parties, either such Party may waive a Privilege in which the other Party has a shared Privilege, without obtaining the consent of the other Party; provided, that such waiver of a shared Privilege shall be effective only as to the use of Privileged Information with respect to the litigation or dispute between the Parties, and shall not operate as a waiver of the shared Privilege with respect to third parties.

(d) The transfer of all Information pursuant to this Agreement is made in reliance on the agreement of Exelis and Vectrus as set forth in Section 8.5 and this Section 8.6, to maintain the confidentiality of Privileged Information and to assert and maintain any applicable Privilege. The access to Information being granted hereunder, the agreement to provide witnesses and individuals hereunder, the furnishing of notices and documents and other cooperative efforts contemplated hereunder, and the transfer of Privileged Information between the Parties and their respective Subsidiaries pursuant to this Agreement, in each case, shall not be deemed a waiver of any Privilege that has been or may be asserted under this Agreement or otherwise.

(e) Notwithstanding any provision to the contrary in this Section 8.6, the Party controlling any Tax Contest pursuant to the Tax Matters Agreement shall have the authority to disclose or not disclose, in its sole discretion, any and all Privileged Information to (i) any Taxing Authority (as defined in the Tax Matters Agreement) conducting a Tax Contest or (ii) to third parties in connection with the defense of a Tax Contest, including expert witnesses, accountants and other advisors, potential witnesses and other parties whose assistance is deemed, in the sole discretion of such Party, to be necessary or beneficial to representing the interests of the Parties hereunder.

Section 8.7. Ownership of Information. Any Information owned by one Party or any of its Subsidiaries that is provided to a requesting Party pursuant to this Article VIII shall be deemed to remain the property of the providing Party. Unless specifically set forth herein or in an Ancillary Agreement, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such Information.

Section 8.8. Other Agreements. The rights and obligations granted under this Article VIII are subject to any specific rights, obligations, limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of Information set forth in any Ancillary Agreement.

ARTICLE IX

DISPUTE RESOLUTION

Section 9.1. Negotiation. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the interpretation, performance, nonperformance, validity or breach of this Agreement or the Ancillary Agreements or otherwise arising out of, or in any way related to, this Agreement or the Ancillary Agreements or the transactions contemplated hereby, including any claim based on contract, tort, statute or constitution (collectively, “Agreement Disputes”), the general counsels of the Parties (or such other individuals designated by the respective general counsels) and/or the executive officers designated by the Parties, shall negotiate for a reasonable period of time to settle such Agreement Dispute; provided, that such reasonable period shall not, unless otherwise agreed by the relevant Parties in writing, exceed forty-five (45) days from the time of receipt by a Party of written notice of such Agreement Dispute (“Dispute Notice”); provided, further, that in the event of any arbitration in accordance with Section 9.3 hereof, the relevant Parties shall not assert the defenses of statute of limitations and laches arising during the period beginning after the date of receipt of the Dispute Notice, and any contractual time period or deadline under this Agreement or any Ancillary Agreement to which such Agreement Dispute relates occurring after the Dispute Notice is received shall not be deemed to have passed until such Agreement Dispute has been resolved.

Section 9.2. Mediation. If, within forty-five (45) days after receipt by a Party of a Dispute Notice, the Parties have not succeeded in negotiating a resolution of the Agreement Dispute, the Parties agree to submit the Agreement Dispute at the earliest possible date to mediation conducted in accordance with the Mediation Procedure of the International Institute for Conflict Prevention and Resolution (“CPR”), and to bear equally the costs of the mediation; provided, however, that each Party shall bear its own attorneys’ fees and expenses and other costs in connection with such mediation. The parties agree to participate in good faith in the mediation and negotiations related thereto for a period of thirty (30) days or such longer period as they may mutually agree following the initial mediation session (the “Mediation Period”).

Section 9.3. Arbitration. If the Agreement Dispute has not been resolved for any reason after the Mediation Period, such Agreement Dispute shall be determined, at the request of any relevant Party, by arbitration conducted in Virginia, before and in accordance with the then-existing Rules for Non-Administered Arbitration of the CPR, except as modified herein (the “Rules”). There shall be one arbitrator, which shall be appointed by the Parties within twenty (20) days of receipt by respondent of a copy of the demand for arbitration. If the arbitrator is not timely appointed by the Parties under this Section 9.3, he or she shall be appointed by the CPR in accordance with the Rules, and in any such procedure, each Party shall be given two strikes, excluding strikes for cause. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation, validity or enforceability of this Article IX shall be determined by the arbitrator. In resolving any Agreement Dispute, the Parties intend that the arbitrator shall apply the substantive Laws of the State of New York, without regard to any choice of law principles thereof that would mandate the application of the laws of another jurisdiction. The Parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable, and any award rendered by the arbitrator shall be final and binding on the Parties. The Parties agree to comply and cause the members of their applicable Group to comply with any award made in any such arbitration proceedings and agree to enforcement of or entry of judgment upon such award, in any court of competent jurisdiction, including the Virginia Courts (as defined in Section 11.18). The arbitrator shall be entitled, if appropriate, to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award special, consequential, reputational, indirect or punitive damages unless in connection with indemnification for a Third Party Claim (and in such a case, only to the extent awarded in such Third Party Claim).

Section 9.4. Arbitration Period. Any arbitration proceeding shall be concluded in a maximum of six (6) months from the commencement of the arbitration or such other period as the arbitrator together with the Parties involved in such proceeding shall deem reasonable.

Section 9.5. Treatment of Negotiations, Mediation and Arbitration. Without limiting the provisions of the Rules, unless otherwise agreed in writing by the Parties or permitted by this Agreement, the Parties shall keep, and shall cause the members of their applicable Group to keep, confidential all matters relating to and any negotiation, mediation, conference or discussion or otherwise pursuant to this Article IX, all of which shall be treated as compromise and settlement negotiations for purposes of Rule 408 of the Federal Rules of Evidence and comparable state rules; provided, that such matters may be disclosed (i) to the extent reasonably necessary in any proceeding ancillary to an arbitration hereunder, including to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by Law or the rules of any stock exchange on which a Party’s securities may be listed. Nothing said or disclosed, nor any document produced, in the course of any negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration. Nothing contained herein is intended to or shall be construed to prevent a Party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of a Party to respect the arbitral tribunal’s orders to that effect.

Section 9.6. Continuity of Service and Performance. Unless otherwise agreed in writing, the Parties shall continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article IX with respect to all matters not subject to such dispute resolution.

Section 9.7. Consolidation. The arbitrator may consolidate an arbitration under this Agreement with any arbitration arising under or relating to the Ancillary Agreements or any other agreement between the parties entered into pursuant hereto, as the case may be, if the subject of the Agreement Disputes thereunder arises out of or relates essentially to the same set of facts or transactions. Such consolidated arbitration shall be determined by the arbitrator appointed for the arbitration proceeding that was commenced first in time.

ARTICLE X

INSURANCE

Section 10.1. Policies and Rights Included Within Assets. (a) The Exelis Retained Assets shall include any and all rights as the owner of the Company Policies and any and all rights of an additional named insured under Policies where Exelis is an additional named insured, subject to the terms of such Policies and any limitations or obligations of Exelis contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Exelis Retained Business or, to the extent any claim is made against Exelis or any of its Subsidiaries, the conduct of the Vectrus Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this Section 10.1 shall be deemed to constitute (or to reflect) an assignment of such Policies by Exelis.

(b) The Vectrus Assets shall include any and all rights of an insured party under each of the Company Policies, subject to Sections 10.9 and 10.10 and to the terms of such Company Policies and any limitations or obligations of Vectrus contemplated by this Article X, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the Vectrus Business or, to the extent any claim is made against Vectrus or any of its Subsidiaries, the conduct of the Exelis Retained Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Company Policies; provided, however, that nothing in this clause shall be deemed to constitute (or to reflect) an assignment of such Company Policies, or any of them, to Vectrus.

Section 10.2. Post-Effective Time Claims. If, subsequent to the Effective Time, any person shall assert a claim against Vectrus or any of its Subsidiaries (including where Vectrus or its Subsidiaries are joint defendants with other persons) actually or allegedly arising out of an insured or insurable occurrence under one or more of the Company Policies prior to the Effective Time, Exelis shall, at the time such claim is asserted, be deemed to designate, without need of further documentation but subject to Section 10.4 (and with respect to workers compensation claims, subject also to the Employee Matters Agreement), Vectrus as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Company Policy; provided, however, that nothing in this Section 10.2 shall be deemed to constitute (or to reflect) an assignment of the Company Policies, or any of them, to Vectrus.

Section 10.3. Administration; Other Matters. (a) Administration. Subject to Section 10.10, from and after the Effective Time, each Party shall be responsible for Claims Administration under Company Policies with respect to its respective Insured Claims and shall provide reasonable assistance to the other Party at the request of the other Party in regards to Claims Administration under Company Policies. Vectrus shall provide prompt notice to Exelis of any claims submitted by it or by its Subsidiaries under the Company Policies and of any Insurance Proceeds related thereto within 90 days after the submission of any such claim and again within 90 days after the receipt of any such Insurance Proceeds. Each Party shall administer and pay any costs relating to defending its respective Insured Claims under Company Policies to the extent such defense costs are not covered under such Policies, shall be responsible for any amounts of its respective Insured Claims under Company Policies that fall below applicable deductibles or self-insured retentions, and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Company Policies. Exelis shall, with the consent of Vectrus (not to be unreasonably withheld or delayed), have the sole right to commute or otherwise terminate any Company Policies.

(b) Liability Limitation. Exelis and Vectrus shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of Exelis or Vectrus, as the case may be, including coinsurance provisions, deductibles, quota share deductibles, exhaustion of aggregates, self-insured retentions, bankruptcy or insolvency of an insurance carrier, Company Policy limitations or restrictions, any coverage disputes, any failure to timely claim by Exelis or Vectrus or any defect in such claim or its processing.

(c) Maximization of Insurance Proceeds. Each Party agrees to use commercially reasonable efforts to maximize available coverage under those Company Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim, including, as may be applicable, pursuing recoveries under other insurance policies available to such Party.

Section 10.4. Agreement for Waiver of Conflict and Shared Defense. In the event that Insured Claims of more than one Party exist relating to the same occurrence, the Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. Nothing in this Section 10.4 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of law or otherwise.

Section 10.5. Agreement for Waiver of Conflict and Insurance Litigation and/or Recovery Efforts. In the event of any Action by either Party (or both Parties) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any Policy benefits, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action. Nothing in this Section 10.5 shall be construed to limit or otherwise alter in any way the obligations of the Parties, including those created by this Agreement, by operation of Law, or otherwise.

Section 10.6. Tail Coverage. Exelis agrees that, from and after the Distribution Date, it will maintain in full force and effect “tail” coverage for the Company Policies identified on Schedule 10.6, with policy limits and durations for such “tail” coverage as set forth on Schedule 10.6, and shall not amend the terms of such Policies in a manner materially adverse to any persons covered by such insurance. Exelis further agrees that, in connection with any Change in Control of Exelis after the Distribution Date, it shall use commercially reasonable efforts to require that any such “tail” coverage not be terminated early or modified in a manner materially adverse to any persons covered by such “tail” coverage. The provisions of this Section 10.6 are intended for the benefit of, and shall be enforceable by, each of the persons covered by those Company Policies referenced in the first sentence of this Section 10.6.

Section 10.7. No Coverage for Post-Effective Time Occurrences. Vectrus, on behalf of itself and its Subsidiaries, acknowledges and agrees that it will have no coverage under the Company Policies for acts or events that occur after the Effective Time.

Section 10.8. Cooperation. The Parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement (including in connection with Policies where Exelis is an additional named insured).

Section 10.9. Excluded Policies. Vectrus, on behalf of itself and its Subsidiaries, disclaims any rights that it otherwise may have under the Excluded Policies and agrees not to submit any claim or to pursue any recovery under any Excluded Policy, it being understood that the Excluded Policies are for the sole benefit of Exelis.

Section 10.10. Exelis as General Agent and Attorney-In-Fact. Should the provisions of Sections 10.1 and 10.2 as they pertain to Vectrus be challenged and/or fail of their purpose, Exelis shall act as agent and attorney-in-fact for Vectrus and thereby effectuate, on behalf of Vectrus, the provisions of Sections 10.2 of this Agreement, provided that, Vectrus shall pay Exelis’ reasonable out of pocket costs relating thereto.

Section 10.11. Additional Premiums, Return Premiums and Pro Rata Cancellation Premium Credits. If additional premiums are payable, or return premiums are receivable, on the Company Policies set forth on Schedule 10.11 after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, each of Exelis and Vectrus shall be responsible for its respective share of any such additional premiums, and shall be entitled to receive its respective share of any such return premiums, that are attributable to a change in its or its Subsidiaries’ insured exposure. If additional premiums are payable, or return premiums are receivable, on any Company Policies other than those set forth on Schedule 10.11 after the Effective Time as a result of an insurance carrier’s retrospective audit of insured exposure, Exelis solely shall be responsible for any such additional premiums, and shall be entitled to receive any such return premiums. If cancellation premium credits for any Policy, to the extent not applied to the purchase of “tail” coverage for such Policy under Section 10.6, are received after the Effective Time in connection with the cancellation of any Company Policies set forth on Schedule 10.11, each of Exelis and

Vectrus shall be entitled to receive a proportionate share of such cancellation premium credits as set forth on Schedule 10.11. If cancellation premium credits for any Policy, to the extent not applied to the purchase of “tail” coverage for such Policy under Section 10.6, are received after the Effective Time in connection with the cancellation of any Company Policies other than those set forth on Schedule 10.11, Exelis shall be entitled to receive such cancellation premium credits. If profit sharing payments for any Policy are received after the Effective Time, each of Exelis and Vectrus shall be entitled to receive a proportionate share of such profit sharing payments as set forth on Schedule 10.11, and Exelis shall receive all other profit sharing payments.

Section 10.12. Mission Systems Defense Base Act Policy. Notwithstanding anything to the contrary herein, Exelis shall remain liable to the relevant insurance carrier for the deferred premium, due in January of 2015, associated with the Company Policy set forth on Schedule 10.12; provided, however, that, Exelis shall, no later than ten (10) Business Days before such deferred premium is due, in relation to Vectrus’ portion of such deferred premium (the “Vectrus Portion,” currently estimated to be approximately $1,418,961), at its election, instruct Vectrus to, and Vectrus shall, as instructed by Exelis, either (i) pay the Vectrus Portion directly to the insurance carrier prior to the date on which the deferred premium is due, or (ii) if Exelis elects to pay the Vectrus Portion to the insurance carrier itself, reimburse Exelis dollar-for-dollar for Exelis’ payment of the Vectrus Portion, within ten (10) Business Days of Exelis’ notification to Vectrus of its payment thereof.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Complete Agreement; Construction. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of (a) this Agreement and the provisions of any Specified Ancillary Agreement or Continuing Arrangement, such Specified Ancillary Agreement or Continuing Arrangement shall control and (b) this Agreement and any Ancillary Agreement which is not a Specified Ancillary Agreement, this Agreement shall control unless specifically stated otherwise in such Ancillary Agreement. Except as expressly set forth in this Agreement or any Ancillary Agreement: (i) all matters relating to Taxes and Tax Returns of the Parties and their respective Subsidiaries shall be governed exclusively by the Tax Matters Agreement; and (ii) for the avoidance of doubt, in the event of any conflict between this Agreement or any Ancillary Agreement, on the one hand, and the Tax Matters Agreement, on the other hand, with respect to such matters, the terms and conditions of the Tax Matters Agreement shall govern.

Section 11.2. Ancillary Agreements. Except as expressly set forth herein, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements. Notwithstanding the generality of the foregoing, and for the avoidance of doubt, the Employee Matters Agreement and not this Distribution Agreement shall govern (a) the allocation of Assets, Liabilities, and responsibilities with respect to the employee compensation and benefit plans programs of Exelis and Vectrus and (b) all other employment and compensation matters contemplated by the Employee Matters Agreement.

Section 11.3. Counterparts. This Agreement may be executed in more than one counterpart, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the Parties and delivered to the other Party.

Section 11.4. Survival of Agreements. Except as otherwise contemplated by this Agreement or any Ancillary Agreement, all covenants and agreements of the Parties contained in this Agreement and each Ancillary Agreement shall survive the Effective Time and remain in full force and effect in accordance with their applicable terms.

Section 11.5. Expenses. Except as otherwise provided (i) in this Agreement (including with respect to Specified Shared Expenses, responsibility for which is allocated pursuant to Section 5.3), or (ii) in any Ancillary Agreement, the Parties agree that all out-of-pocket fees and expenses incurred, or to be incurred and directly related to the Plan of Separation, Distribution and the transactions contemplated hereby (including third party professional fees, fees and expenses incurred in connection with the execution and delivery of this Agreement and such other third party fees and expenses incurred on a non-recurring basis directly as a result of the Plan of Separation and/or the Distribution, including expenses set forth on Schedule 11.5, and excluding the costs of salaries and benefits of employees or any pro rata portion of overhead or other costs of employing such employees which would have been incurred by such employees’ employer regardless of the employees’ service with respect to the foregoing) (collectively, “Separation Expenses”) shall (A) to the extent set forth on Schedule 11.5, be paid by Exelis and (B) otherwise, be paid by the Party generating and/or incurring such expenses. For the avoidance of doubt, except as expressly set forth in this Agreement or any Ancillary Agreements, each Party shall be responsible for its own internal fees (and reimburse any other Party to the extent such Party has paid such costs and expenses on behalf of the responsible Party), costs and expenses (e.g., salaries of personnel working in its respective Business) incurred following the Distribution Date, including any costs and expenses relating to such Party’s (or any member of its Group’s) documents filed with the Commission following the Distribution Date (including printing, mailing and filing fees) or any costs and expenses incurred following the Distribution Date with the continued listing of such Party’s common stock on the NYSE following the Distribution.

Section 11.6. Notices. All notices, requests, claims, demands and other communications under this Agreement and, to the extent applicable and unless otherwise provided therein, under each of the Ancillary Agreements shall be in English, shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.6):

To Exelis:

Exelis Inc.

1650 Tysons Boulevard, Suite 1700

McLean, VA 22102

Attn: General Counsel

To Vectrus:

Vectrus, Inc.

655 Space Center Drive

Colorado Springs, CO 80915

Attn: General Counsel

Section 11.7. Waivers and Consents Any waiver or consent required or permitted to be given by a Party to the other Party under this Agreement shall be in writing and signed by the Party granting such waiver or consent and shall be effective only against such Party (and its Group).

Section 11.8. Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party hereto without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable in whole in connection with a merger or consolidation or the sale of all or substantially all the assets of a Party hereto so long as the resulting, surviving or transferee entity assumes all the obligations of the relevant Party hereto by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party to this Agreement. No assignment permitted by this Section 11.8 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 11.9. Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

Section 11.10. Termination and Amendment. This Agreement (including Article VII hereof) may be terminated, modified or amended and the Distribution may be amended, modified or abandoned at any time prior to the Effective Time by and in the sole discretion of Exelis without the approval of Vectrus or the shareholders of Exelis. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Effective Time, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by Exelis and Vectrus.

Section 11.11. Payment Terms.

(a) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount to be paid or reimbursed by a Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within sixty (60) days after presentation of an invoice or a written demand therefor and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, any amount not paid when due pursuant to this Agreement (and any amount billed or otherwise invoiced or demanded and properly payable that is not paid within sixty (60) days of such bill, invoice or other demand) shall bear interest at a rate per annum equal to LIBOR, from time to time in effect, calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

(c) Except as expressly provided to the contrary in this Agreement or in any Ancillary Agreement, a Party (or any member of a Party’s Group) may direct that any payment owed such Party (or member of such Party’s Group) hereunder or under any Ancillary Agreement be paid directly to another member of the same Group.

Section 11.12. No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of any such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any of the provisions of this Agreement or any Ancillary Agreement (including adversely affecting the rights or ability of a Party to successfully pursue indemnification or payment pursuant to Articles VI and VII).

Section 11.13. Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Effective Time, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

Section 11.14. Third Party Beneficiaries. Except (i) as provided in Article VII relating to Indemnitees and for the release under Section 7.1 of any Person provided therein, (ii) as provided in Section 10.6 relating to the directors, officers, employees, fiduciaries or agents provided therein and (iii) as specifically provided in any Ancillary Agreement, this Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.15. Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 11.16. Exhibits and Schedules.

(a) The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any member of the Vectrus Group or the Exelis Group or any of their respective Affiliates to any third party, nor, with respect to any third party, an admission against the interests of any member of the Vectrus Group or the Exelis Group or any of their respective Affiliates. The inclusion of any item or liability or category of item or liability on any Exhibit or Schedule is made solely for purposes of allocating potential liabilities between the Parties and shall not be deemed as or construed to be an admission that any such liability exists.

(b) Subject to the prior written consent of the other Parties (not to be unreasonably withheld or delayed), each Party shall be entitled to update the Schedules from and after the date hereof until the Effective Time.

Section 11.17. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws, but not the Laws governing conflicts of Laws (other than Sections 5-1401 and 5-1402 of the New York General Obligations Law), of the State of New York; provided that the Indiana Business Corporation Law, including the provisions thereof governing the fiduciary duties of directors of a Indiana corporation, shall govern, as applicable, the internal affairs of Exelis and Vectrus, as the case may be.

Section 11.18. Consent to Jurisdiction. Subject to the provisions of Article IX hereof, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the Fairfax County Circuit Court and any appeals courts thereof or (b) the United States District Court for the Eastern District of Virginia and any appeals courts thereof (the courts referred to in clauses (a) and (b), the “Virginia Courts”), for the purposes of any suit, action or other proceeding to compel arbitration or for provisional relief in aid of arbitration in accordance with Article IX or to prevent irreparable harm, and to the non-exclusive jurisdiction of the Virginia Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such Party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in the Virginia Courts with respect to any matters to which it has submitted to jurisdiction in this Section 11.18. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Virginia Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.19. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

Section 11.20. Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 11.21. Force Majeure. No Party (or any Person acting on its behalf) shall have any liability or responsibility for failure to fulfill any obligation (other than a payment obligation) under this Agreement or, unless otherwise expressly provided therein, any Ancillary Agreement, so long as and to the extent to which the fulfillment of such obligation is prevented, frustrated, hindered or delayed as a consequence of circumstances of Force Majeure. A Party claiming the benefit of this provision shall, as soon as reasonably practicable after the occurrence of any such event: (a) notify the other Party of the nature and extent of any such Force Majeure condition and (b) use due diligence to remove any such causes and resume performance under this Agreement as soon as feasible.

Section 11.22. Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

Section 11.23. No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon either Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

Section 11.24. Tax Treatment of Payments. Unless otherwise required by a Final Determination, this Agreement or the Tax Matters Agreement or otherwise agreed to by the Parties, for U.S. federal Tax purposes, any payment made pursuant to this Agreement (other than any payment of interest pursuant to Section 11.11) by: (i) Vectrus to Exelis shall be treated for all Tax purposes as a distribution by Vectrus to Exelis with respect to the stock of Vectrus occurring immediately before the Distribution; or (ii) Exelis to Vectrus shall be treated for all Tax purposes as a tax-free contribution by Exelis to Vectrus with respect to its stock occurring immediately before the Distribution; and in each case, no Party shall take any position inconsistent with such treatment. In the event that a Taxing Authority (as defined in the Tax Matters Agreement) asserts that a Party’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Agreement (ignoring any potential inconsistent or adverse Final Determination), such Party shall use its commercially reasonable efforts to contest such challenge.

Section 11.25. No Waiver. No failure to exercise and no delay in exercising, on the part of a Party, any right, remedy, power or privilege hereunder or under the other Ancillary Agreements shall operate as a waiver hereof or thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 11.26. No Admission of Liability. The allocation of Assets and Liabilities herein (including on the Schedules hereto) is solely for the purpose of allocating such Assets and Liabilities between Exelis and Vectrus and is not intended as an admission of liability or responsibility for any alleged Liabilities vis-a-vis any third party, including with respect to the Liabilities of any non-wholly owned subsidiary of Exelis or Vectrus.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

EXELIS INC.

By:
Name:
Title:

VECTRUS, INC.

By:
Name:
Title:

Annex I

The Plan of Separation will take place in steps 1 through 11 below, all of which will occur prior to the Distribution set forth in step 11 (except for certain steps which may already have occurred and certain transfers in Step 10 which may occur after the Distribution Date):

Step 1:	Exelis Systems Corporation forms Exelis Tethered Radar LLC.

Step 2:	Exelis Systems Corporation forms Exelis Holdings Inc.

Step 3:	Exelis forms Vectrus.

Step 4:	Exelis Systems Corporation contributes all assets and liabilities constituting the Tethered Aerostat (TARS) business to Exelis Tethered Radar LLC.

Step 5:	Defence Investments Limited transfers all of its interests in Al Shabaka For Protection Products Marketing and General Support Services, LLC to Exelis Systems Corporation, representing 100% of the outstanding interests therein.

Step 6:	Exelis Systems Corporation borrows $[—] from lenders under a credit facility.

Step 7:	Exelis Systems Corporation contributes $[—] and Exelis Systems Corporation contributes all of its interest in Exelis Tethered Radar LLC, representing 100% of the outstanding interests therein, to Exelis Holdings Inc.

Step 8:	Exelis Systems Corporation distributes all of its interest in Exelis Holdings Inc., representing 100% of the outstanding shares thereof, to Exelis.

Step 9:	Exelis contributes all of its interest in Exelis Systems Corporation, representing 100% of the outstanding shares thereof, to Vectrus.

Step 10:	To the extent not accomplished as a result of the foregoing, one or more transactions will be carried out after giving effect to which (A) Exelis and/or one or more of its Subsidiaries will, collectively, own all of the Exelis Retained Assets (as defined herein) and assume (or retain) all of the Exelis Retained Liabilities (as defined herein) and (B) Vectrus and/or one or more of its Subsidiaries will, collectively, own all of the Vectrus Assets and assume (or retain) all of the Vectrus Liabilities.

Step 11:	Exelis distributes all shares it holds in Vectrus pro-rata to its shareholders.